                                                                  Exhibit 2.2


                                                               EXECUTION COPY
                                                               --------------



                           STOCK PURCHASE AGREEMENT




                        dated as of September 12, 1994


                                   between


                              ECKERD CORPORATION


                                     and


                       PHARMACY CORPORATION OF AMERICA

                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----

                                  ARTICLE I

                                 DEFINITIONS

SECTION 1.01.  Certain Defined Terms ...................................   1

                                  ARTICLE II

                              PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale ......................................    6
SECTION 2.02.  Total Consideration; Adjustments to
                 Total Consideration ..................................    6
SECTION 2.03.  Closing; Closing Deliveries; Escrow ....................   10

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01.  Incorporation and Authority of the Seller ..............   13
SECTION 3.02.  Incorporation and Qualification of the Company .........   14
SECTION 3.03.  Capital Stock of the Company ...........................   14
SECTION 3.04.  Subsidiaries of the Company ............................   14
SECTION 3.05.  No Conflict ............................................   15
SECTION 3.06.  Consents and Approvals .................................   16
SECTION 3.07.  Financial Statements ...................................   16
SECTION 3.08.  Absence of Undisclosed Liabilities .....................   16
SECTION 3.09.  Litigation .............................................   17
SECTION 3.10.  Compliance with Laws ...................................   17
SECTION 3.11.  Environmental, Health and Safety Compliance ............   17
SECTION 3.12.  Licenses and Permits ...................................   18
SECTION 3.13.  Intangible Property ....................................   18
SECTION 3.14.  Properties .............................................   19
SECTION 3.15.  Insurance ..............................................   19
SECTION 3.16.  Employee Benefit Matters ...............................   20
SECTION 3.17.  Labor Matters ..........................................   21
SECTION 3.18.  Taxes ..................................................   22
SECTION 3.19.  Brokers ................................................   22
SECTION 3.20.  Material Contracts .....................................   23
SECTION 3.21.  Transactions with Affiliates ...........................   24




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                                                                 Page
                                                                 ----

SECTION 3.22.  Absence of Certain Changes or Events ............. 24
SECTION 3.23.  Receivables ...................................... 26
SECTION 3.24.  Customers ........................................ 26


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


SECTION 4.01.  Incorporation and Authority of the Purchaser ..... 27
SECTION 4.02.  No Conflict ...................................... 27
SECTION 4.03.  Absence of Litigation ............................ 27
SECTION 4.04.  Consents and Approvals ........................... 28
SECTION 4.05.  Investment Purpose ............................... 28
SECTION 4.06.  Financing ........................................ 28
SECTION 4.07.  Brokers .......................................... 28


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing ......... 28
SECTION 5.02.  Investigation .................................... 32
SECTION 5.03.  Access to Information ............................ 32
SECTION 5.04.  Books and Records ................................ 33
SECTION 5.05.  Confidentiality .................................. 34
SECTION 5.06.  Regulatory and Other Authorizations; Consents .... 34
SECTION 5.07.  No Solicitation .................................. 35
SECTION 5.08.  Notification to Governmental Authorities ......... 35
SECTION 5.09.  Transition Expenses .............................. 35
SECTION 5.10.  Further Action ................................... 38
SECTION 5.11.  Interim Period Financial Statements .............. 38
SECTION 5.12.  Noncompetition ................................... 38
SECTION 5.13.  Use of Name ...................................... 39
SECTION 5.14.  Florida Inventory Recoveries ..................... 40
SECTION 5.15.  IRB Matters ...................................... 40



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                                                                            Page
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                                  ARTICLE VI

                               EMPLOYEE MATTERS

SECTION 6.01.  Employees .................................................... 40
SECTION 6.02.  Stock Options ................................................ 41


                                 ARTICLE VII

                                 TAX MATTERS

SECTION 7.01.  Indemnity .................................................... 42
SECTION 7.02.  Returns and Payments ......................................... 43
SECTION 7.03.  Refunds ...................................................... 44
SECTION 7.04.  Contests ..................................................... 44
SECTION 7.05.  Tax Benefits ................................................. 45
SECTION 7.06.  Certain Audit Adjustments .................................... 45
SECTION 7.07.  Cooperation and Exchange of Information ...................... 46
SECTION 7.08.  Conveyance Taxes ............................................. 46
SECTION 7.09.  Miscellaneous ................................................ 47
SECTION 7.10.  Section 338(h)(10) Election .................................. 47

                                 ARTICLE VIII

                            CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller ...................... 48
SECTION 8.02.  Conditions to Obligations of the Purchaser ................... 49
SECTION 8.03.  Mutual Conditions to Obligations ............................. 50

                                  ARTICLE IX

                               INDEMNIFICATION

SECTION 9.01.  Survival ..................................................... 52
SECTION 9.02.  Indemnification by the Purchaser ............................. 52
SECTION 9.03.  Indemnification by the Seller ................................ 55



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                                                                            Page
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                                  ARTICLE X

                      TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.  Termination ................................................ 59
SECTION 10.02.  Effect of Termination ...................................... 59
SECTION 10.03.  Extension; Waiver........................................... 59

                                  ARTICLE XI

                              GENERAL PROVISIONS

SECTION 11.01.  Expenses ................................................... 60
SECTION 11.02.  Notices .................................................... 60
SECTION 11.03.  Public Announcements ....................................... 61
SECTION 11.04.  Headings ................................................... 61
SECTION 11.05.  Severability ............................................... 62
SECTION 11.06.  Entire Agreement ........................................... 62
SECTION 11.07.  Assignment ................................................. 62
SECTION 11.08.  No Third-Party Beneficiaries ............................... 62
SECTION 11.09.  Amendment; Waiver .......................................... 62
SECTION 11.10.  Governing Law .............................................. 62
SECTION 11.11.  Counterparts ............................................... 62


                                   EXHIBIT

Exhibit 2.02(b)(i):  Reference Balance Sheet

         STOCK PURCHASE AGREEMENT, dated as of September 12, 1994, between ECKERD CORPORATION, a Delaware corporation (the "Seller"), and PHARMACY CORPORATION OF AMERICA, a California corporation (the "Purchaser").


                                  WITNESSETH:

         WHEREAS, as of the Closing Date, the Seller shall own all of the authorized, issued and outstanding shares of common stock, par value $.10 per share ("Common Stock") (all of such shares of Common Stock being referred to herein, collectively, as the "Shares"), of INSTA-CARE HOLDINGS, INC., a Florida corporation (the "Company"); and

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, in each case on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "Adjusted Closing Balance Sheet" has the meaning specified in
         Section 2.02(b)(i).

                 "Adjusted Net Book Value", as of any date, means an amount equal to the excess of the Total Assets over the Total Liabilities as of such date. As used in this definition, the terms "Total Assets" and "Total Liabilities" mean all of the Company's assets and liabilities, respectively, determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Adjusted Net Book Value,
         (a) all amounts payable to the Company in respect of notes receivable from management (including, without limitation, accrued interest income thereon) shall be excluded from the Total Assets, and (b) all amounts payable by the Company or its Subsidiaries to the Seller, all amounts owing in respect of bank overdrafts, Taxes and the Convertible Debentures (including, without limitation, accrued and unpaid interest thereon), all obligations related to the put options granted pursuant to the Stock

Option Agreements and all obligations arising pursuant to the terms of the Company Agreements shall be excluded from the Total Liabilities.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Balance Sheets" has the meaning specified in Section 2.02(b)(i).

         "Business" means the business conducted by the Company and its Subsidiaries including, without limitation, the institutional pharmacy business conducted by the Company and its Subsidiaries and the business of providing infusion therapy and home health care services conducted by the Company and its Subsidiaries.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of New York.

         "Closing" has the meaning specified in Section 2.03(a).

         "Closing Balance Sheet" has the meaning specified in Section
2.02(b)(i).

         "Closing Date" has the meaning specified in Section 2.03(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Agreements" means, collectively, the Agreement, dated March 31, 1994, between the Company and Daniel A. Smith, and the Agreement, dated July 18, 1994, between the Company and Roger V. Levitt.

         "Company Facilities" has the meaning specified in Section 5.09(d)(ii).

         "Convertible Debentures" means the 9% Convertible Debentures due April 1, 1998 of the Company.

         "Credit Agreement" means the Credit Agreement, dated as of June 14, 1993, among the Seller, the lenders party thereto, and Chemical Bank and Nationsbank of Florida, N.A., as managing agents, as amended and restated as of August 3, 1994.

         "Delivery Date" has the meaning specified in Section 2.03(g)(ii).

         "Designated Amount" means U.S. $500,000.

         "Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, delivered to the Purchaser by the Seller and forming a part of this Agreement.

         "Employee Plans" has the meaning specified in Section 3.16.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

         "Escrow" has the meaning specified in Section 2.03(g)(i).

         "Escrow Agent" has the meaning specified in Section 2.03(g)(i).

         "Escrow Agreement" has the meaning specified in Section 2.03(g)(i).

         "Escrowed Amount" has the meaning specified in Section 2.03(g)(i).

         "Extraordinary Loss" means an "extraordinary loss" or "extraordinary losses", as those terms are defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants, and any amendments thereto.

         "GAAP" means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the period involved and consistently with prior periods.

         "Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state or local.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Industrial Development Bonds" means the bonds issued by the Development Authority of Coweta County (Georgia) and the bonds issued by the Industrial Development Board of the City of Hammond, Inc. with respect to certain of the Seller's warehouse facilities.

         "Intangible Property" has the meaning specified in Section 3.13.

         "IRS" means the Internal Revenue Service.

         "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code or order (including, without limitation, the Prescription Drug Marketing Act of 1987, the Federal Controlled Substances Act of 1970, and the Food, Drug and Cosmetic Act).

         "Leases" means the leases for the Leased Real Property, copies of which have been made available by the Seller to the Purchaser.

         "Leased Real Property" means the real property leased by the Company or the Subsidiaries as tenant, together with, to the extent leased by the Company or such Subsidiary, all buildings and other structures, facilities, fixtures, or improvements located thereon.

         "Licenses" means all of the licenses, permits and other authorizations (including, without limitation, pharmacy licenses, permits and authorizations) required by a Governmental Authority for the operation of the Business as conducted as of the date of this Agreement.

         "Lien" means any lien, security interest, pledge, mortgage, charge or other encumbrance of any kind.

         "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is, or is reasonably likely to be, materially adverse to the operations, affairs, Business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole.

         "1993 Audited Financial Statements" means the audited consolidated balance sheet and the audited consolidated statements of income, stockholder's equity and cash flow of the Company and the Subsidiaries for the fiscal year ended December 31 1993, together with the notes thereon and accompanying report of the Seller's Accountants.

         "1994 Unaudited Financial Statements" means the Reference Balance Sheet and the unaudited consolidated statements of income and cash flow of the Company and the Subsidiaries for the seven-month period ended on July 31, 1994, which financial statements shall be subject to normal recurring year-end adjustments and shall not be accompanied by notes thereon.

         "Permitted Liens" means (i) Liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business which in the aggregate have a value of less than $100,000, (ii) Liens for Taxes not yet payable and for "Taxes being contested in good faith, (iii) Liens arising out of, under or in connection with this Agreement and the transactions contemplated hereby and (iv) Liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto, consistent with past practice.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" means the purchase price for the Shares, which purchase price shall be an amount equal to the Total Consideration less (i) the amounts payable by the Company immediately prior to, or concurrently with, the Closing described in clauses (i), (ii), (iii) and (iv) of Section 2.03(e) and
(ii) an amount equal to the Transaction Expenses.

         "Purchaser Facilities" has the meaning specified in Section 5.09(d)(ii). "Reference Balance Sheet" has the meaning specified in Section 2.02(b)(i). "Returns" has the meaning specified in Section 7.02.

         "Stock Option Agreements" means, collectively, the Stock Option Agreement, dated July 31, 1992, between the Company and Joseph N. Klalo, the Stock Option Agreement, dated July 31, 1992, between the Company and Robert D. Stevens, and the Stock Option Agreement, dated April 30, 1993, between the Company and Francis Downing.

         "Subsidiaries" means the subsidiaries of the Company listed in Section
3.04 of the Disclosure Schedule (each of which is individually referred to as a "Subsidiary").

         "Summary Transition Expense Report" has the meaning specified in
Section 5.09(c).

         "Target Business" has the meaning specified in Section 5.01(d).

         "Tax" or "Taxes" means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties, additions to tax and additional amounts imposed by any governmental or taxing authority with respect thereto.

                 "Total Consideration" has the meaning specified in Section 2.02(a).

                 "Transaction Expenses" means all investment banking, accounting and legal fees and related expenses payable by the Seller in connection with the transactions contemplated by this Agreement, together with the maximum amount payable by the Seller under Section 5.09.

                 "Transition Expenses" has the meaning specified in Section 5.09(d).


                                   ARTICLE II

                               PURCHASE AND SALE

                 SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, on the Closing Date, the Shares.

                 SECTION 2.02. Total Consideration: Adjustments to Total Consideration. (a) Total Consideration. Subject to the adjustments set forth in
Section 2.02(b), the aggregate consideration payable by the Purchaser on the Closing Date is One Hundred Twelve Million Dollars (U.S. $112,000,000) (the "Total Consideration"), in cash.

                 (b) Adjustments to Total Consideration. The Total Consideration shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2.02(b).

                 (i) Balance Sheets. As soon as practicable, but in any event within 60 calendar days following the Closing Date, the Seller, at Seller's expense, shall deliver to the Purchaser an audited consolidated balance sheet (and the related notes and schedules thereto) of the Company and the Subsidiaries (the "Closing Balance Sheet") as of the close of business on the date immediately preceding the Closing Date, together with the unqualified report thereon of KPMG Peat Marwick, independent accountants of the Seller ("Seller's Accountants"), stating that the Closing Balance Sheet fairly presents the consolidated financial position of the Company and the Subsidiaries at the close of business on the date immediately preceding the Closing Date in conformity with GAAP applied on a basis consistent with GAAP as applied in the preparation of the consolidated balance sheet of the Company as of July 31, 1994 attached hereto as
         Exhibit 2.02(b)(i) (the "Reference Balance Sheet"). Concurrently with the delivery of the Closing Balance Sheet, the Seller shall, at the Seller's expense, deliver to the Purchaser an additional consolidated balance sheet of the Company and the Subsidiaries (the "Adjusted Closing Balance Sheet") which shall be the same in all respects as the Closing Balance Sheet except that the allowance for doubtful accounts reflected on the Closing Balance Sheet in connection with (x) accounts receivable outstanding for more than a year at the close of business on the date immediately preceding the Closing Date and (y) accounts receivable outstanding at the close of business on the date immediately preceding the Closing Date with respect to which the Company, any Subsidiary or the account debtor has commenced litigation, shall be adjusted on the Adjusted Closing Balance Sheet to be an amount equal to 80% of the gross amount of such outstanding accounts receivable referred to in clauses (x) and (y) as included in the accounts receivable reflected on the Closing Balance Sheet. The Closing Balance Sheet and the Adjusted Closing Balance Sheet are sometimes referred to herein, collectively as the "Balance Sheets".

                 (ii) Cooperation. During the preparation of the Balance Sheets by the Seller and the period of any dispute referred to in
         Section 2.02(b)(iv), the Purchaser shall provide the Seller and Seller's Accountants with reasonable access to the books, records, facilities and employees of the Company and its successors, if any, and shall cooperate fully with Seller's Accountants, in each case to the extent required by the Seller and Seller's Accountants in order to prepare the Balance Sheets and to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business. Seller shall provide the Purchaser and Purchaser's Accountants with reasonable access to the books, records, facilities and employees of the Seller, and shall cooperate fully with Purchaser's Accountants, in each case to the extent required in order for Purchaser and Purchaser's Accountants to review the Balance Sheets. The Seller shall cooperate with the Purchaser and shall use its reasonable efforts to obtain from the Seller's Accountants copies of all supporting documents and auditor's work papers used in the preparation of the Balance Sheets, including, without limitation, consolidating balance sheets and other consolidating work papers, as necessary for the Purchaser and Purchaser's Accountants to review the Balance Sheets, it being understood, however, that Seller's Accountants will require as a condition to making available any work papers to any Person a customary hold harmless agreement executed by such Person in respect thereof.

                 (iii) Total Consideration Adjustment. Subject to the limitation set forth in Section 2.02(b)(iv)(C) hereof, within 30 Business Days after the date of receipt by the Purchaser of the Balance Sheets:

                          (A) in the event that the Adjusted Net Book Value reflected on the Reference Balance Sheet exceeds the Adjusted Net Book Value reflected on the Adjusted Closing Balance Sheet by more than the Designated Amount, the Seller shall pay to the Purchaser, as an adjustment to the Total Consideration, in immediately available funds, an amount equal to such excess over the Designated Amount; and

                          (B) in the event that the Adjusted Net Book Value reflected on the Adjusted Closing Balance Sheet exceeds the Adjusted Net Book Value reflected on the Reference Balance Sheet by more than the Designated Amount, the Purchaser shall pay to the Seller, as an adjustment to the Total Consideration, in immediately available funds, an amount equal to such excess over the Designated Amount.

         Any such adjustment shall also constitute an adjustment to the Purchase Price.

                 (iv) Disputes. (A) If not disputed by the Purchaser in accordance with this Section 2.02(b)(iv), the Adjusted Closing Balance Sheet delivered by the Seller to the Purchaser shall be final, binding and conclusive on the parties hereto.

                 (B) The Purchaser may dispute any amounts reflected on the Adjusted Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to change the Adjusted Net Book Value reflected on the Adjusted Closing ]Balance Sheet by more than the Designated Amount, but only on the basis that
         (1) the amounts reflected on the Adjusted Closing Balance Sheet (other than the allowance for doubtful accounts in connection with outstanding accounts receivable established pursuant to clauses (x) and (y) of Section 2.02(b)(i)) were not arrived at in accordance with GAAP applied on a basis consistent with GAAP as applied in the preparation of the Reference Balance Sheet, or (2) the amount of any reserves established in connection with the Adjusted Closing Balance Sheet (other than the allowance for doubtful accounts in connection with outstanding accounts receivable established pursuant to clauses
         (x) and (y) of Section 2.02(b)(i)) has materially changed from the amount of such reserves established in connection with the Reference Balance Sheet as a result of a change in the application of accounting estimates or principles applied in establishing such reserves; provided, however, that the Purchaser shall notify the Seller and Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser's receipt of the Balance Sheets. In the event of such a dispute, the Purchaser and the Seller shall negotiate in good faith to reconcile their differences as expeditiously as possible, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser and the Seller leaves in dispute amounts the net effect of which in the aggregate would not be to change the Adjusted Net Book Value reflected on the Adjusted Closing Balance Sheet by more than the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved in favor of the Adjusted Closing Balance Sheet, and such resolution shall be final, binding and conclusive on the parties hereto. If the Purchaser and the Seller are unable to reach a resolution with such effect within 10 Business Days after the Purchaser's notification to the Seller of the disputed items, the Seller and the Purchaser shall submit the items then remaining in dispute that the Purchaser shall be entitled to dispute by the terms of this Section 2.02(b)(iv) for resolution to Ernst & Young LLP ("Purchaser's Accountants") and Seller's Accountants, who shall attempt to reconcile the remaining disputed amounts and any resolution by them as to any such remaining disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by Purchaser's Accountants and Seller's Accountants leaves in dispute amounts the net effect of which in the aggregate would not be to change the Adjusted Net Book Value reflected on the Adjusted Closing Balance Sheet by more than the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved in favor of the Adjusted Closing Balance Sheet delivered by the Seller to the Purchaser. If Purchaser's Accountants and Seller's Accountants are unable to reach a resolution with such effect within 20 Business Days after submission to them of such items remaining in dispute, Purchaser's Accountants and Seller's Accountants shall submit the items then remaining in dispute for resolution to such other independent accounting firm of national reputation as may be mutually acceptable to the Purchaser and the Seller (the "Independent Accounting Firm"), which shall, within 30 Business Days after such submission, determine, on the basis and subject to the provisions set forth in the first sentence of this paragraph (B), and report to the Purchaser and the Seller upon such remaining disputed items, and such report shall have the legal effect of an arbitration award and shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                 (C) No adjustment to any amount payable by the Seller or the Purchaser pursuant to Section 2.02(b)(iii) shall be made with respect to amounts disputed by the Purchaser pursuant to this Section 2.02(b)(iv) unless the net effect of the amounts successfully disputed by the Purchaser in the aggregate is to change the Adjusted Net Book Value reflected on the Adjusted Closing Balance Sheet by more than the Designated Amount, in which case such adjustment (upward or downward) shall only be made in an amount equal to any excess over the Designated Amount.

                 (D) Any amount that has been disputed under this Section 2.02(b)(iv) shall be paid by the Seller or the Purchaser, as the case may be, in immediately available funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

                 (E) In acting under this Agreement, Seller's Accountants, Purchaser's Accountants and the Independent Accounting Finn shall be entitled to the privileges and immunities of arbitrators.

                 (v) Interest. Any payment required to be made by the Seller or the Purchaser pursuant to Section 2.02(b)(iii) shall bear interest from (and including) the Closing Date to (but excluding) the date of payment at the rate of interest publicly announced from time to time by Chemical Bank in New York, New York as its base rate.

                 SECTION 2.03. Closing; Closing Deliveries; Escrow. (a) Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII, or at such other place or time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being referred to herein as the "Closing Date").

                 (b) Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, together with the Subsidiary Shares (as defined in Section 3.04); (ii) the opinions, certificates and other documents and agreements required to be delivered pursuant to Section 8.02; and (iii) all other previously undelivered documents, instruments and writings required to be delivered to the Purchaser by the Seller at or prior to the Closing pursuant to this Agreement.

                 (c) Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, (i) to the Company the amounts specified in writing by the Seller as sufficient to satisfy the Company's obligations referred to in clauses (i), (ii), (iii) and (iv) of
Section 2.03(e), by wire transfer in immediately available funds to an account or accounts designated by the Seller at least two Business Days prior to the Closing Date, (ii) to the Escrow Agent the amount of $2,000,000, by wire transfer in immediately available funds to an account or accounts designated by the Escrow Agent or the Seller at least two Business Days prior to the Closing Date, and (iii) to the Seller (A) the balance of the Total Consideration, by wire transfer in immediately available funds to an account or accounts designated by the Seller at least two Business Days prior to the Closing Date;
(B) the opinions, certificates and other documents and agreements required to be delivered pursuant to Section 8.01; and (C) all other previously undelivered documents, instruments and writings required to be delivered to the Seller by the Purchaser at or prior to the Closing pursuant to this Agreement.

                 (d) Upon the Closing, the Seller will cause the existing directors of the Company and the Subsidiaries to resign from their respective positions with the Company and the Subsidiaries and the vacancies resulting therefrom shall be filled by the Purchaser's designees immediately following the Closing.

                 (e) Related Events, The following events shall take place immediately prior to, or concurrently with, the Closing:

                 (i) all amounts payable by the Company or its Subsidiaries to the Seller shall be repaid by the Company;

                 (ii) all outstanding Convertible Debentures shall be redeemed, prepaid or otherwise cancelled by the Company;

                 (iii) all options to purchase shares of Common Stock granted pursuant to any of the Stock Option Agreements shall be redeemed, repurchased or otherwise cancelled by the Company;

                 (iv) all obligations arising pursuant to the terms of the Company Agreements as a result of the sale of the Shares as contemplated by this Agreement shall be Paid or otherwise satisfied by the Company; and

                 (v) all notes receivable from management delivered in connection with the issuance of the Convertible Debentures shall be cancelled.

Notwithstanding any other provision of this Agreement to the contrary, the aggregate amounts payable by the Company pursuant to clauses (i), (ii), (iii) and (iv) above shall not exceed the difference between the Total Consideration and the Purchase Price.

                 (f) Effective Date. Notwithstanding Section 2.02, the sale and purchase of the Shares as contemplated herein shall be deemed for all purposes to have taken place as of the Closing Date.

                 (g) Escrow Account. (i) Within 15 Business Days after the date hereof, the Seller and the Purchaser will agree on a form of Escrow Agreement (the "Escrow Agreement") with Chemical Bank or another commercial bank having total assets in excess of $1 billion mutually acceptable to the Purchaser and the Seller as the escrow agent (the "Escrow Agent"). The Escrow Agreement shall contain (A) the terms set forth in this. Section 2.03(g), (B) usual and customary provisions for the reasonable protection of the Escrow Agent, as may be requested by the Escrow Agent, and (C) such other terms as, the parties thereto may mutually agree. Prior to the Closing, the Seller and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent. At the Closing, the amount of $2,000,000 (the "Escrowed Amount") is to be withheld from the Total Consideration and deposited into the escrow account (the "Escrow") with the Escrow Agent, to be held as security for, and, as applicable, distributed pursuant to the terms of the Escrow Agreement to offset, amounts payable by the Seller pursuant to its obligation to indemnify the Purchaser contained in Article VII and Article IX of this Agreement (the "Indemnified Losses"). The Escrow Agent shall distribute to the Seller any interest or other earnings on the Escrowed Amount on a monthly basis

                 (ii) If, during the term of the Escrow, the Purchaser contends that it is entitled to receive all or a part of the Escrowed Amount still held by the Escrow Agent in accordance with the Escrow Agreement, the Purchaser shall (A) give the Escrow Agent written notice that the Purchaser contends in good faith that the Purchaser is entitled to receive all or a specified portion of the Escrowed Amount under Article VII or Article IX of this Agreement, (B) request such amount to be delivered to the Purchaser on a specified date (the "Delivery Date") not sooner than 20 Business Days after the later of delivery of a copy of such notice to, the Seller and to the Escrow Agent, and (C) specify in reasonable detail the grounds on which such claim is based. The Purchaser shall also certify to the Escrow Agent that a copy of the notice has been delivered to the Seller, with such certification accompanied by signed U.S. Postal Service return receipts evidencing delivery of the notice by registered or certified mail to the Seller or alternate proof of actual delivery acceptable to the Escrow Agent. The Escrow Agent shall be entitled to rely upon such certification as conclusive evidence that proper notice has been given to the Seller.

                 (iii) If, prior to the Delivery Date, the Escrow Agent has not received written objection from the Seller, in the form and manner specified in paragraph (iv) below, to the payment to the Purchaser of the amount requested by the Purchaser, the Escrow Agent shall deliver to the Purchaser on the Delivery Date the requested amount up to the amount of the Escrowed Amount then held by the Escrow Agent.

                 (iv) If, prior to the Delivery Date, the Escrow Agent receives a written objection from the Seller to payment of the requested amount to the Purchaser, accompanied by a certification to the Escrow Agent with a copy delivered to the Purchaser in the same manner as specified for written notice to be delivered by the Purchaser under paragraph (ii) above, that the Seller in good faith has reasonable grounds for disputing such requested amount or the basis for such claim, (A) the Escrow Agent shall so advise the Purchaser and (B) the Escrow Agent shall continue to hold such amount in Escrow until receipt of written instructions executed by each of the Purchaser and the Seller as to the disposition of such amount. If, however, the Purchaser and the Seller are unable to agree as to the disposition of such amount within 20 Business Days after the Delivery Date, the Escrow Agent shall continue to hold such funds in Escrow until the Seller and the Purchaser shall provide the Escrow Holder with joint instructions or until a court of competent jurisdiction shall direct the disposition thereof.

                 (v) All amounts received by the Escrow Agent to be held in Escrow shall be held by the Escrow Agent until their release pursuant to this Section 2.03(g) in an interest bearing account or similar type of account or certificate of deposit with a bank reasonably satisfactory to the Escrow Agent, the Purchaser and the Seller (which may be the Escrow Agent), or in such other investments as the Seller and the Purchaser may mutually agree, until distribution of the entire Escrowed Amount is required under the terms of this
Section 2.03(g).

                 (vi) The term of the Escrow shall continue from the Closing Date until the earlier of the date which is 18 months after the Closing Date or on which the entire Escrowed Amount shall have been distributed by the Escrow Agent under the terms of the Escrow Agreement, except as set forth in paragraph (iv) above. If and to the extent there are any funds remaining as part of the Escrowed Amount on the date which is 18 months after the Closing Date which are not in dispute, such remaining portion shall be delivered forthwith to the Seller, and the Escrow Agent shall have no further liabilities or responsibilities under the Escrow Agreement to any Person.

                 (vii) The Seller and the Purchaser hereby agree to (A) share equally in the payment of the Escrow Agent's reasonable compensation for the services to be rendered under the Escrow Agreement, (B) share equally in the payment or reimbursement of the Escrow Agent upon request for all documented expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by the Escrow Agent in connection with carrying out its duties under the Escrow Agreement, and (C) jointly and severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, in connection with its performance of the Escrow provided for under the Escrow Agreement and carrying out its duties under the Escrow Agreement, including the costs and expenses of defending itself against any claim of liability.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                 The Seller represents and warrants to the Purchaser as follows:

                 SECTION 3.01. Incorporation and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this

Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 3.02. Incorporation and Qualification of the Company. The Company is a corporation duly incorporated and validly existing under the laws of the State of Florida and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the Business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and complete copies of the Articles of Incorporation and By-laws of the Company, as amended to the date of this Agreement, have been made available for review by the Purchaser.

                 SECTION 3.03. Capital Stock of the Company. As of the date hereof, the Seller owns 8,000,000 shares of Common Stock of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. 742,000 shares of Common Stock of the Company are reserved for issuance upon conversion of the Convertible Debentures and 467,335 shares of Common Stock are reserved for issuance upon exercise of outstanding options. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.03 of the Disclosure Schedule, (i) there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any of its shares of capital stock, and (ii) the Seller owns all the Shares free and clear of all Liens, except for any Liens arising out of this Agreement.

                 SECTION 3.04. Subsidiaries of the Company. A true and complete list of the Subsidiaries, listing the name, jurisdiction of incorporation of each Subsidiary, and jurisdiction in which each Subsidiary is qualified to do business as a foreign corporation, is set forth in Section 3.04 of the Disclosure Schedule. Each Subsidiary is a corporation duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation, has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business as currently conducted by such Subsidiary, is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Each of the Subsidiaries is wholly owned by the

Company or another Subsidiary. Except as set forth in Section 3.04 of the Disclosure Schedule, (i) other than the Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same and (ii) neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership, nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement. Section 3.04 of the Disclosure Schedule sets forth for each Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership by the Company and its respective Subsidiaries of such shares (collectively, the "Subsidiary Shares"). The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.04 of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any Subsidiary to issue or sell any of its shares of capital stock Either the Company or another Subsidiary owns the Subsidiary Shares, free and clear of all Liens, except (i) as set forth in Section 3.04 of the Disclosure Schedule and (ii) Liens arising out of or in connection with this Agreement. Except as set forth in Section
3.04 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Shares.

                 True and complete copies of the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each Subsidiary, each as amended to the date of this Agreement, have been made available for review by the Purchaser. The minute books of the Company and the Subsidiaries contain complete and accurate records of all meetings and accurately reflect all other corporate action of the respective stockholders and boards of directors (including committees thereof) of the Company and the Subsidiaries.

                 SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution and delivery of this Agreement by the Seller do not and the performance of this Agreement by the Seller will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Seller, the Company or any Subsidiary, (b) except as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with or violate any Law or Governmental Order applicable to the Seller, the Company, any Subsidiary or Business, or (c) except as would not individually or in the aggregate have a Material Adverse Effect or as described in Section 3.05 of the Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the Shares or any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller or the Company is a party or by which any of such assets or properties is bound or affected.

                 SECTION 3.06. Consents and Approvals. The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization, license, order or permit of, or other action by, or declaration, filing or registration with or notification to, any governmental or regulatory authority or other Person, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) for the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Seller from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect, and (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser. Except as set forth in Section 3.06 of the Disclosure Schedule, as of the date of this Agreement, all of the Licenses of the Company and each Subsidiary are in full force and effect and the Company and each Subsidiary is in compliance with each such License, except as would not have a Material Adverse Effect.

                 SECTION 3.07. Financial Statements. The Seller has furnished the Purchaser with copies of the 1993 Audited Financial Statements and the 1994 Unaudited Financial Statements. Except as set forth in Section 3.07 of the Disclosure Schedule, all such financial statements (i) have been prepared in accordance with the books of account and other financial records of the Company, (ii) have been prepared in accordance with GAAP, and (iii) present fairly in all material respects the consolidated financial condition, results of operations and cash flow of the Company and the Subsidiaries as of the times and for the periods referred to therein.

                 SECTION 3.08. Absence of Undisclosed Liabilities. The Company and the Subsidiaries do not have any liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, asserted or unasserted or determined or determinable (herein a "Liability" or "Liabilities")), and, to the Seller's knowledge, as of the date of this Agreement, there is no basis for the assertion of such Liabilities against the Company or any Subsidiary, except for Liabilities (i) set forth in Section 3.08 of the Disclosure Schedule or otherwise disclosed pursuant to this Article III or covered by a representation or warranty (other than this Section 3.08) and not required to be disclosed by the terms of such representation or warranty, (ii) as, and to the extent, reflected or reserved against in the, Reference Balance Sheet, (iii) incurred from the date of the Reference Balance Sheet to the date of this Agreement in the ordinary course of business consistent with past practice, (iv) incurred after the date of this Agreement in the ordinary course of business consistent with past practice and permitted under Section 5.01 hereof, (v) with respect to the matters addressed in Section 3.18 and Article VII (which shall be governed solely by the terms of such Section 3.18 and Article VII, respectively) or (vi) which individually or in the aggregate would not have a Material Adverse Effect.

                 SECTION 3.09. Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, (a) there are no claims, actions, proceedings or investigations ("Actions") pending, or, to the knowledge of the Seller, threatened, that question the validity of this Agreement or any action taken or to be taken by the Seller in connection with the transactions contemplated hereby, (b) there are no Actions pending against the Seller, the Company or any Subsidiary, wherein any unfavorable outcome would have a Material Adverse Effect, and (c) there is no outstanding, or, to the knowledge of Seller, threatened, action of a Governmental Authority against or naming the Company, any Subsidiary or their respective assets and properties wherein any unfavorable outcome would have a Material Adverse Effect. Except as set forth in Section 3.09 of the Disclosure Schedule, neither the Company, any Subsidiary nor any of their respective assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

                 SECTION 3.10. Compliance with Laws. The Company, the Subsidiaries and the conduct of the Business are in substantial compliance with all applicable Laws, except (a) as set forth in Section 3. 10 of the Disclosure Schedule or (b) where the failure to comply would not have a Material Adverse Effect. Neither the Seller, the Company nor any Subsidiary has received any written notice from a Governmental Authority to the effect that the Company or any Subsidiary is not in compliance with any applicable Laws except (x) as set forth in Section 3. 10 of the Disclosure Schedule or (y) where the failure to comply would not have a Material Adverse Effect,

                 SECTION 3.11. Environmental, Health and Safety Compliance. Except as disclosed in Section 3. 11 of the Disclosure Schedule, (a) the Company and the Subsidiaries currently hold all the environmental, health and safety permits, licenses and approvals of Governmental Authorities necessary for the current use, occupancy and operation of the Business, except for such permits, licenses and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect, (b) the Company and the Subsidiaries are in compliance with all their environmental, health and safety permits, licenses and approvals of Governmental Authorities, except as would not have a Material Adverse Effect, and (c) there is, to the knowledge of the Seller, no existing practice, action or plan of the Company or the Subsidiaries and no existing condition of their respective assets which could reasonably be expected to give rise to any civil or criminal liability under, or prevent compliance with, any environmental, health or occupational safety statute, regulation, ordinance or decree other than those the existence of which would not have a Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in Section 3.11 of the Disclosure Schedule, as of the date of this Agreement (i) to the Seller's knowledge, no toxic wastes or other toxic or hazardous substances or materials have been released or disposed by the Company or any Subsidiary on any of the Leased Real

Property in any manner or quantity that could reasonably be expected to give rise to any material liability of the Company and the Subsidiaries, (ii) the Company and the Subsidiaries have operated in accordance with all Laws relating to pollution or protection of the environment, except for such non-compliance which, singly or in the aggregate, would not have a Material Adverse Effect,
(iii) to the Seller's knowledge, neither the Company nor any of the Subsidiaries has disposed or arranged (by contract, agreement or otherwise), within the meaning of Section 107(a)(3) of CERCLA, for the disposal of any hazardous substance that was generated or used by any of them at any off-site location that at the time of such disposal was listed or proposed for inclusion on the National Priority List promulgated pursuant to CERCLA or any list promulgated by any governmental authority for the purpose of identifying sites which pose an imminent danger to public health and safety, and (iv) to the Seller's knowledge, no Governmental Authority has determined that there has been a hazardous discharge at or from the Leased Real Property.

                 SECTION 3.12. Licenses and Permits. Except as set forth in Sections 3.11 and 3.12 of the Disclosure Schedule, (a) the Company and the Subsidiaries hold all Licenses necessary to carry on the Business as it is now being conducted, and (b) are in compliance with each such License and all such Licenses are in full force and effect, except in each case for such Licenses the absence or impairment of which would not have a Material Adverse Effect.

                 SECTION 3.13. Intangible Property. (a) The term "Intangible Property" shall mean each trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design and copyright used by the Company or a Subsidiary in connection with the Business.

                 (b) Section 3.13 of the Disclosure Schedule lists all Intangible Property necessary to the conduct of the Business and sets forth, for any such Intangible Property that is not owned by the Company or a Subsidiary, the name of the owner and the contract(s) or other arrangements under which the Company or such Subsidiary uses such Intangible Property.

                 (c) The Company owns or has the right to use all of the Intangible Property listed in Section 3.13 of the Disclosure Schedule. As of the date of this Agreement, except as set forth in Section 3.13 of the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any such Intangible Property pursuant to any contractual arrangements entered into by the Company or a Subsidiary, and no Action is pending against the Company or a Subsidiary either (i) challenging or seeking to deny or restrict the use by the Company or such Subsidiary of any such Intangible Property or (ii) alleging that any service provided or products sold, or Intangible Property used, are being provided, sold or used in violation of any intangible property right of any third person, There are no uses of intangible Property in the ordinary course of the Business that, to the knowledge of the Seller, violate or infringe upon any intangible property owned by a third

Person and the Seller does not have knowledge of any infringement or violation of the right of the Company or any Subsidiary in or to the Intangible Property by any third party.

                 SECTION 3.14. Properties. (a) Except as would not have a Material Adverse Effect, the Company and the Subsidiaries collectively own, have a valid leasehold interest in or have, the legal right to use all of the tangible personal property necessary to carry on the Business as currently conducted, free and clear of all Liens, except Permitted Liens or as set forth on Section 3.14(a) of the Disclosure Schedule.

    (b)      Neither the Company nor any Subsidiary owns any real property.

                 (c) The Seller has delivered to the Purchaser true, correct and complete copies of the Leases, including all material amendments, modifications, supplements, side letter agreements and consents affecting the obligations of any party thereunder. Section 3.14(c) of the Disclosure Schedule lists each parcel of Leased Real Property and identifies, with respect to each Lease, the parties thereto, the address of such property subject to the Lease, the rental payments due thereunder and the term thereof. Except as disclosed in Section 3.14(c) of the Disclosure Schedule or as would not have a Material Adverse Effect, the Company or Subsidiary party to the respective Leases, as of the date of this Agreement, (i) has a valid and subsisting leasehold interest in each such Lease, and (ii) is in actual and exclusive possession of all space that it is currently entitled to possess under each such Lease and no rights adverse to the right of the Company or such Subsidiary to such possession have, to the knowledge of the Seller, been asserted by any third Persons. Except as set forth in Section 3.14(c) of the Disclosure Schedule or as would not have a Material Adverse Effect: (i) with respect to those Leases that were assigned or subleased to the Company or any Subsidiaries by a third party, all necessary consents to such assignments or subleases have been obtained; (ii) neither the Company nor any Subsidiary is obligated under or a party to any option, right of first refusal or other contractual right to sell, assign or dispose of any Leased Real Property or any portion thereof or interest therein; (iii) each of the Leases is in full force and effect and, to the Seller's knowledge, is valid and there is no default under any Lease either by the Company or the Subsidiary party thereto or, to the knowledge of the Seller, by any other party thereto, and no event has, to the knowledge of the Seller, occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder; (iv) to the Seller's knowledge, the Leased Real Property is not subject to any building or use restrictions that would restrict or prevent the current use and operation of the Leased Real Property; (v) no Leased Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of the Leased Real Property; and (vi) the Leased Real Property abuts a publicly dedicated right of way and is otherwise not dependent for ingress or egress on third party interests.

                 SECTION 3.15. Insurance. (a) Section 3.15(a) of the Disclosure Schedule sets forth, as of the date of the Agreement, a list of all policies of insurance covering the Company and the Subsidiaries or the employees of the Company and the Subsidiaries or its assets, including, without limitation, policies of life, disability, fire, theft, workers' compensation, employee fidelity and other casualty and liability insurance. Except as set forth in Section 3.15(a) of the Disclosure Schedule, all such policies are in full force and effect, and will be maintained in effect by the Seller up to and including the Closing Date. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of each such policy, including all material amendments, modifications, supplements or side letter agreements relating thereto.

                 (b) Except as otherwise set forth therein, Section 3.15(b) of the Disclosure Schedule sets forth for each policy of insurance maintained by or for the benefit of the Company and the Subsidiaries since October 10, 1989 (i) the name and address of the provider thereof, (ii) the property or casualty covered thereby and (iii) the amount of coverage provided thereby (including the deductibles thereof).

                 SECTION 3.16. Employee Benefit Matters. (a) Section 3.16 of the Disclosure Schedule contains a true and complete list, as of the date of the Agreement, of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, tuition assistance, layoff, leave of absence or other contracts or agreements with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current employee, officer or director of the Company or any former employee of the Company who was previously employed in the Business, other than plans, programs, arrangements, contracts or agreements for which no benefits are payable after the Closing (the "Employee Plans"). Except as disclosed in Section 3.16 of the Disclosure Schedule, each Employee Plan is in writing and the Seller has previously delivered to the Purchaser a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Employee Plan: (i) a copy of each trust or other funding arrangement, (ii) the most, recently filed IRS Form 5500, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report and financial statement. Except as otherwise disclosed in Section 3.16 of the Disclosure Schedule, the Seller and the Company have no express or implied commitment to modify, change or terminate any Employee Plan, other than with respect to modifications, changes or terminations required by ERISA or the Code.

                 (b) None of the Employee Plans (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 Or 4064 of ERISA, or
(ii) except as otherwise disclosed in Section 3.16 of the Disclosure Schedule, provides or promises to provide retiree medical or life insurance benefits

                 (c) With respect to each Employee Plan, neither the Seller nor the Company is currently liable for any material tax arising under section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists which could reasonably give rise to any such liability. Neither the Seller nor the Company has incurred any material liability under Title IV of ERISA (other than any liability for premiums, if any, to the Pension Benefit Guaranty Corporation arising in the ordinary course) that could have a Material Adverse Effect, and no fact or event exists that could reasonably be expected to result in such a liability. None of the assets of the Company is the subject of any Lien: arising under Section 302(f) of ERISA or section 412(n) of the Code, and neither the Seller nor the Company has been required to post any security under Section 307 of ERISA or section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists which could reasonably give rise to any such Lien or requirement to post any such security.

                 (d) Each Employee Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code. The Reference Balance Sheet reflects accruals of all amounts of employer contributions and premiums accrued by the Company but unpaid with respect to the Employee Plans as of the date of the Reference Balance Sheet.

                 (e) Except as disclosed in Section 3.16 of the Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust which is intended to be exempt from federal income tax pursuant to section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or exemption, as the case may be,

                 SECTION 3.17. Labor Matters. Except as set forth in Section
3.17 of the Disclosure Schedule, (i) there are no complaints, charges, claims or controversies pending or, to the knowledge of the Seller, threatened to be filed by or before any Governmental Authority arising out of, in connection with or otherwise relating to the employment by the Company or the Subsidiaries of any individual wherein any unfavorable outcome would have a Material Adverse Effect, (ii) neither the Company nor any of the Subsidiaries are parties to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of the Subsidiaries, (iii) there are no unfair labor practice complaints pending against the Company or any of the Subsidiaries before the National Labor Relations Board, (iv) there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Subsidiaries, and (v) as of the date of this Agreement, there are no organizing activities or representation proceedings involving the Company or any Subsidiary pending or, to the knowledge of the Seller, threatened by any labor organization or group of employees of the Company and the Subsidiaries. Except as set forth in
Section 3.17 of the Disclosure Schedule, the Company and the Subsidiaries are in substantial compliance with all applicable laws respecting employment practices, terms and conditions of employment, discrimination, health, safety, workers' compensation, wages and hours and the collection and payment of withholding and/or social security taxes and similar taxes the noncompliance with which would have a Material Adverse Effect.

                 SECTION 3.18. Taxes. Except as set forth in Section 3.18 of the Disclosure Schedule and except for such matters that are not material: (a) all federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been or will be filed with the appropriate governmental agencies, and all taxes and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto or for nonpayment thereon, or any such fine, penalty, interest or late charge has been paid; (b) all such returns, reports and statements are true, complete and correct, and there are not deficiencies in respect thereof; (c) proper and accurate amounts have been withheld by the Company from their employees for all periods in compliance with the tax, Social Security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies; (d) the Company has mailed to the recipients of payments made in the ordinary course of business and filed with the IRS or appropriate Governmental Authority all information returns required to be filed in respect of such payments and the Company is not liable for any penalties for failure to file such information returns nor is it liable for backup withholding in respect of any such payments; (e) the Federal income tax returns of the Company have not been audited; (f) no tax returns are currently being audited by the IRS or any other applicable Governmental Authority, (g) no consent extending the period of limitations for assessment of any Tax has been executed, except that Federal and Florida income tax years of the Seller, which include the Company since the Seller's acquisition thereof, have been extended. Except for such items that are not material, Section 3.18 of the Disclosure Schedule sets forth each and every state or other taxing jurisdiction in which the nature of the Company's business or assets requires it to file income or property tax returns and such schedule further sets forth for each such jurisdiction the type of return the Company is required to file.

                 SECTION 3.19. Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Merrill Lynch.

                 SECTION 3.20. Material Contracts.

                 (a) Section 3.20(a) of the Disclosure Schedule lists the following contracts, other than the Stock Option Agreements, the Company Agreements and the Leases (collectively, with the Leases listed in Section 3.14(c) of the Disclosure Schedule, the "Material Contracts"), in effect as of the date of this Agreement to which the Company, or any Subsidiary is a party:

                 (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, purchase order or letter of credit (other than the Leases listed in Section 3.14(c) of the Disclosure Schedule) that the Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company or any Subsidiary of more than $100,000 within the 12 month period following the date of this Agreement and that is not cancelable without liability;

                 (ii) any lease of personal property involving any annual expense in excess of $25,000 per lease or $100,000 in the aggregate for any related group of leases, and not cancelable without liability;

                 (iii) any contracts or agreements containing covenants limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person;

                 (iv)     all employment agreements;

                 (v) any contract or agreement with any stockholder, director, officer or key employee not terminable without penalty or liability arising from such termination;

                 (vi) any joint venture agreement, shareholder agreement or similar arrangement;

                 (vii) any contract or other agreement relating to indebtedness for borrowed money or capitalized leases, or other agreement or contract in respect of which the Company or any Subsidiary is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, in each case, in excess of $50,000; and

                 (viii) any indemnity arrangement or undertaking arising in connection with any sale or disposition of assets (other than sales of assets in the ordinary course of business).

                 (b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is (and, to the knowledge of the Seller, no other party is) as of the date of this Agreement, in breach or violation of, or default under, any of the Material Contracts, where such breach, violation or default would have a Material Adverse Effect. Each Material Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Company or the Subsidiary which is a party thereto and, to the Seller's knowledge, is a valid agreement, arrangement or commitment of each other party thereto other than the Company or any Subsidiary, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have a Material Adverse Effect.

                 SECTION 3.21. Transactions with Affiliates. Except as set forth in Section 3.21 of the Disclosure Schedule, there are no existing transactions, agreements or arrangements between the Company and the Subsidiaries, on the one hand, and (i) the Seller or any of its Affiliates,
(ii) any director or officer of the Seller or any of its Affiliates or (iii) any member of the immediate family of any individual described in clause (i) or
(ii) on the other hand.

                 SECTION 3.22. Absence of Certain Changes or Events. Since the date of the Reference Balance Sheet through the date of this Agreement and except as set forth in Section 3.22 of the Disclosure Schedule or as contemplated by this Agreement, there has not been:

                 (a) any damage, destruction or loss to any of the assets or properties of the Company or any Subsidiary involving a loss or diminution in value of an aggregate of more than $100,000;

                 (b) any Lien of any kind created on any properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than (i) Permitted Liens, (ii) Liens that will be released at or prior to the Closing and (iii) Liens on assets having a value not exceeding $100,000 in the aggregate;

                 (c) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of the Company or any Subsidiary, having an aggregate value exceeding $100,000;

                 (d) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Subsidiary of any corporation, partnership or other business organization or division thereof for consideration in excess of $100,000 in the aggregate;

                 (e) (i) any incurrence by the Company or any Subsidiary of any indebtedness for borrowed money, (ii) issuance by the Company or any Subsidiary of any debt securities or (iii) assumption, granting, guarantee or endorsement, or other accommodation arrangement making the Company or any Subsidiary responsible for, the Liabilities of any Person (other than another Subsidiary) having an aggregate value exceeding $100,000;

                 (f) any material change in any method of accounting or accounting practice used by the Company or any Subsidiary;

                 (g)      any Material Adverse Change;

                 (h) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any Subsidiary or any increase in the compensation payable or to become payable by it to any of its directors, officers, employees (other than normal increases for hourly employees in the ordinary course of business consistent with past practice), agents or representatives or any increase in the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or the Subsidiaries);

                 (i) any transaction or Material Contract entered into by the Company or, any Subsidiary having, in the aggregate, a value or requiring payments in excess of $100,000;

                 (j) any failure by the Company or any Subsidiary to pay and discharge current liabilities within 120 days, except where disputed in good faith by appropriate proceedings;

                 (k) any loans, advances or capital contributions by the Company or any Subsidiary to, or investments in, any Person, other than loans or advances. to employees in the ordinary course of business consistent with the past practices of the

         Company or the Subsidiaries and which in any case, in the aggregate, do not exceed $25,000;

                 (l) any amendment, cancellation, termination, relinquishment, waiver or release by the Company or any Subsidiary of any Material Contract or right except in the ordinary course of business consistent with past practice of the Company or the Subsidiaries and which, in the aggregate, would not be material to the Company or the Subsidiaries;

                 (m) any Extraordinary Loss or Extraordinary Losses suffered by the Company or any Subsidiary;

                 (n) any capital expenditures or capital additions or betterments made or committed to be made by the Company or any Subsidiary in excess of $25,000 individually or $125,000 in the aggregate per month; or

                 (o)      any agreement to take any actions specified in this
Section 3.22, except for this Agreement.

                 SECTION 3.23. Receivables. (a) Except as set forth in Section
3.23 of the Disclosure Schedule, there are no employee advances and loans in excess of $10,000 in the aggregate made by the Company and the Subsidiaries as of the date of this Agreement.

               (b) All accounts receivable of the Company and the Subsidiaries have arisen in the ordinary course of business consistent with past practice. The accounts receivable of the Company and the Subsidiaries, as of July 31, 1994, are reported in the Reference Balance Sheet at their estimated aggregate net realizable amounts, except that no representation is made in this sentence with respect to the allowance for doubtful accounts relating to accounts receivable outstanding in excess of one year or with respect to which the Company, any Subsidiary or an account debtor has comumenced litigation.

               SECTION 3.24. Customers. The Seller has delivered to the Purchaser a complete and accurate list, as of the date of this Agreement, of the 10 largest customers of the Company and the Subsidiaries taken as a whole in terms of revenues during the fiscal year ended December 31, 1993, showing the approximate total sales by the Company and the Subsidiaries to each such customer during such period. Except as set forth in Section 3.24 of the Disclosure Schedule, from December 31, 1993 through the date of this Agreement,
(a) there has not, to the knowledge of the Company, been any change in the business relationships of the Company or any Subsidiary with any such customers that would, in the aggregate, have a Material Adverse Effect and (b) neither the Company nor any Subsidiary has received any written notice from any such customers that such customer or customers intend to terminate their business relationships with the Company or any Subsidiary.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

     SECTION 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, except as would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the operations, affairs, business condition (financial or otherwise) or results of operation of the Purchaser or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on anv of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease;, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement.

                 SECTION 4.03. Absence of Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated by this Agreement.

                 SECTION 4.04. Consents and Approvals. The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other Person except (a) as described in a writing delivered to the Seller by the Purchaser on the date hereof, (b) for the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement, and (d) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

                 SECTION 4.05. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

               SECTION 4.06. Financing. The Purchaser will have at the time of the Closing all funds necessary to consummate the transactions contemplated by this Agreement.

               SECTION 4.07. Brokers. Except for J.P. Morgan Securities, Inc. ("J.P. Morgan") and Stephens Inc. ("Stephens"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for the fees and expenses of J.P. Morgan and Stephens.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

               SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees in writing (such agreement not to be unreasonably withheld) and except as otherwise set forth in Section 5.01 of the Disclosure Schedule or contemplated in this Agreement, between the date of this Agreement and the Closing Date, the Seller will cause the Company and each Subsidiary to:

                 (i) conduct the Business only in the ordinary course consistent with past practice, and use reasonable efforts to (A) preserve its current business operations, organizations and goodwill,
         (B) preserve the current relationships of the Company and the Subsidiaries with their respective customers, suppliers, distributors, officers and other key employees and other Persons with which the Company and the Subsidiaries have significant business relationships, and (C) comply in all material respects with its obligations under the Material Contracts;

                 (ii) (A) maintain all of its assets and properties in their current condition, normal wear and tear excepted, and (B) maintain insurance upon all of such properties and with respect to operation of the Business in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition);

                 (iii) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

                 (iv) maintain inventory of the Company and the Subsidiaries of similar kind, amount and quality as that maintained on the date hereof and collect accounts receivable in accordance with past practice;

                 (v) maintain or cause to be maintained the Intangible Property in full force and effect up to the Closing Date and, without limitation, have renewed or have made and will make within an applicable renewal period ending on or prior to the Closing Date application to renew all of the Intangible Property subject to expiration on or prior to the Closing Date;

                 (vi) comply in all material respects with all applicable Laws to which it is subject;

                 (vii) promptly notify the Purchaser of any (A) Extraordinary Loss suffered by the Company or any Subsidiary, (B) damage, destruction or loss to any of the assets or properties of the Company or any Subsidiary involving a loss or diminution in value in an aggregate of more than $100,000 or which could cause a Material Adverse Effect, whether or not such damage, destruction or losses are covered by insurance, and (C) Action by a Governmental Authority or material legal proceedings commenced by or against the Company or any Subsidiaries or any legal proceeding commenced or threatened against the Seller, the Company or any Subsidiary relating to the transactions contemplated by this Agreement; and

                 (viii) accurately record (as soon as reasonably practicable) in the corporate minute books of the Company and the Subsidiaries all material corporate action taken on or after the date hereof by the stockholders or the board of directors (including committees thereof) of the Company and the Subsidiaries, and promptly following such recordation deliver true, correct and complete copies thereof to the Purchaser.

               (b) Except as expressly provided in this Agreement or the Disclosure Schedule (including Section 5.01 thereof), between the date of this Agreement and the Closing Date, the Seller will not permit the Company or any of the Subsidiaries to do any of the following without the prior written consent of the Purchaser, which consent will not be unreasonably withheld:

                 (i) enter into any merger or consolidation with any corporation or other entity, or engage in any new line of business or maintain an interest in, or make a loan, advance or capital contribution to, or investment in, any Person, other than loans or advances to employees in the ordinary course of business consistent with past practices of the Company or the Subsidiaries and which in any case, in the aggregate, do not exceed $25,000;

                 (ii) enter into or modify in any material respect any Material Contract with any Person, other than in the ordinary course of business consistent with past practice;

                 (iii) make any capital expenditures involving an obligation on the part of the Company or the Subsidiaries in excess of $125,000 in the aggregate per month;

                 (iv) (A) increase the rate of compensation payable or to become payable to any of its employees or agents (other than normal increases for hourly employees in the ordinary course of business consistent with past practice), (B) pay or provide for any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such employee or agent except to the extent the Company or the Subsidiaries are, on the date hereof, contractually obligated to do so, and (C) enter into any new, or amend in any material respect any existing, employment, severance, or consulting agreement, sales agency or other Material Contract with respect to the performance of personal services;

                 (v) (A) incur or become subject to, or agree to incur or become subject to, any obligation or liability (contingent or otherwise), except (1) normal trade or business obligations (including Material Contracts) incurred in the ordinary course of business and consistent with past practice and (2) obligations under Material Contracts listed on the Disclosure Schedule, (B) except in the ordinary course of business, discharge or satisfy any Lien or pay any obligation or liability (fixed or contingent), (C) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the assets of the Company and the Subsidiaries, other than obsolete equipment in the ordinary course of business consistent with past practice, inventory of the Company and the Subsidiaries in the ordinary course of business, and other assets the aggregate value of which does not exceed $10,000, (D) cancel or compromise any debt or claim or waive or release any right of the Company or the Subsidiaries, except for adjustments or settlements made in the ordinary course of business consistent with past practice, (E) enter into any commitment to make or make any capital expenditure in excess of $25,000 individually or $125,000 in the aggregate per month, (F) enter into any collective bargaining agreement or enter into negotiations (the status of which will be regularly communicated to the Purchaser) with any labor organization relating to any of the employees of the Company or the Subsidiaries, (G) introduce any material change with respect to the operations of the business of the Company or the Subsidiaries, including, without limitation, any change in the method of accounting or the method of stocking inventory, and
         (H) enter into any transaction or make or enter into any contract or commitment which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

                 (vi) Except as set forth in Section 5.01(b)(vi) of the Disclosure Schedule, create or permit to exist any Lien on the Shares, any Lien of any kind on any properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than
         (A) Permitted Liens, (B) Liens that will be released at or prior to the Closing and (C) Liens on assets having a value not exceeding $100,000 in the aggregate;

                 (vii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                 (viii) except where the aggregate value does not exceed $100,000, (A) incur any indebtedness for borrowed money, any obligation or liability (contingent or otherwise), (B) issue any debt securities or (C) assume, grant, guarantee or endorse, or make any other accommodation arrangement making the Company or any Subsidiary responsible for, the Liabilities of any Person (other than another Subsidiary);

                 (ix) change any method of accounting or accounting practice used by the Company or any Subsidiary, except as required by GAAP;

                 (x) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities,

                 (xi)     declare, set aside or pay any dividend;

                 (xii) amend the Company's or any Subsidiary's Certificate of Incorporation or by-laws (or equivalent organizational documents); or

                 (xiii)    agree to take any of the actions specified in this
         Section 5.01(b) except for this Agreement.

                 (c) The Purchaser acknowledges that the Seller intends to cancel effective at the Closing, all of the intercompany service agreements and other arrangements except as set forth in Section 5.01(c) of the Disclosure Schedule and that such cancellations will not result in a breach of this Agreement.

               (d) The Purchaser agrees that if the Seller or the Company shall request pursuant to Section 5.01(b) that the Purchaser consent to the acquisition by the Company or any Subsidiary of any corporation, other entity, assets, store, business division or business operation engaged in the institutional pharmacy business (the "Target Business") the purchase price of which does not exceed $5,000,000 and the Purchaser shall withhold such consent, the Purchaser will not, and will not permit any of its Affiliates to, acquire, or agree to acquire, the Target Business prior to the earlier of (i) the Closing Date and (ii) the date that is six months after the date on which this Agreement shall terminate pursuant to Article X.

               SECTION 5.02. Investigation. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Business, (ii) has been furnished with or given adequate access to such information about the Company, the Subsidiaries and the Business as it has requested, and (iii) will not assert any claim against the Seller or any of its Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers or representatives, or hold the Seller or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Seller, the Company, the Subsidiaries and the Business, the representations and warranties contained in this Agreement) furnished by the Seller or such Persons concerning the Seller, the Company, the Subsidiaries and the Business.

               (b) In connection with the Purchaser's investigation of the Company and the Business. the Purchaser has received, and may receive hereafter, from the Seller certain estimates, projections, forecasts, plans and budgets for the Company, including, without limitation, estimated income statement and balance sheet information for the Company's fiscal year 1994, projected income statement and balance sheet information for fiscal years 1995 and 1996 and certain plan and budget information. The Purchaser acknowledge's that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, and the Purchaser is familiar with such uncertainties, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and will not assert any claim against the Seller or any of its Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers or representatives, or hold the Seller or any such Persons liable with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.02.

               SECTION 5.03. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall, and share cause each of its and each of the

Company's officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Subsidiaries (including copies, as requested) and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information (including financial statements and auditor's work papers, if any, relating thereto to the extent the Seller's Accountants agree to so furnish such work papers, it being understood that Seller's Accountants will require as a condition to furnishing such work papers to any Person that such Person execute a customary hold harmless agreement in respect thereof) regarding the assets, properties, goodwill and business of the Company and the Subsidiaries as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any of its Affiliates.

               (b) In order to facilitate the resolution of any claims made by or against or incurred by the Seller prior to the Closing, the Purchaser shall, after the Closing, upon reasonable notice (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser, the Company and the Subsidiaries with respect to the Business, (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding the Business as the Seller may from time to time reasonably request and (iii) make available to the Seller, at the Seller's expense, the employees of the Company and the Subsidiaries whose assistance, testimony or presence is necessary to assist the Seller in evaluating and defending such claims, including, without limitation, the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser or any of its Affiliates.

               SECTION 5.04. Books and ecords. (a) The Purchaser agrees that it shall preserve and keep all books and records of the Company and of the Subsidiaries in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, the Purchaser shall provide to the Seller, at least 90 calendar days prior to the disposal of any such books and records, written notice to such effect, and the Seller shall be given the opportunity, at Seller's cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such eight-year period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

               (b) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors thereto be furnished with additional information relating to the Company or the Business, and such information is in the possession of the other party hereto, such party possessing such information agrees to use its best efforts to furnish such information to such other party hereto, at the cost and expense of the party being furnished such information.

               (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information on employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

               SECTION 5.05. Confidentiality. The terms of the letter agreement dated as of July 1, 1994 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.05 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such Proprietary Information.

               SECTION 5.06. Regulatory and Other Authorizations; Consents. (a) Each party hereto will use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals, provided, however, that nothing in this Agreement shall be construed to prevent or impair the Purchaser from taking any action it deems reasonable in response to any action or proposed or threatened action by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws ("Governmental Antitrust Authority").

               (b) Without Iimniting the generality of the Purchaser's undertakings pursuant to Section 5.06(a), the Purchaser shall (i) use its reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Govermnental Antitrust Authority or any other Person of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Shares in accordance with the terms of this Agreement, unlawful or that would prevent or delay such consummation; and (ii) use its reasonable efforts, in the event that such an injunction or order has been issued in such a proceeding, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

               (c) The Purchaser will use its reasonable efforts to assist the Seller in obtaining the releases referred to in Section 8.01(c), including, without limitation (i) providing to such landlords (A) guarantees by the Purchaser of the obligations of the Company under the Leases and (B) such financial statements and other financial informnation with respect to the Purchaser as such landlords may reasonably request; provided that no material adjustments shall be made to any such Leases without the Purchaser's prior wrinen consent, which consent shall not be unreasonably withheld.

               SECTION 5.07. No Solicitation. For a period of two years following the Closing, (a) the Seller shall not, directly or indirectly, actively solicit or induce any employee of the Company or the Subsidiaries to leave such employment and become an employee of the Seller or any Affiliate thereof, and (b) the Purchaser, the Company and its subsidiaries shall not, directly or indirectly, actively solicit or induce any employee of the Seller or any Affiliate thereof to leave such employment and become an employee of the Purchaser or any Affiliate thereof; provided, however, that nothing in this
Section 5.07 shall prohibit the Seller, the Purchaser or any of their respective Affiliates from employing any Person who contacts them on his or her own initiative and without any direct or indirect solicitation by the Seller or any of its Affiliates or by the Purchaser or any of its Affiliates, as the case may be.

               SECTION 5.08. Notification to Governmental Authorities. The Purchaser, promptly after the Closing, and in any event not later than 60 days after the Closing Date, shall notify each Governmental Authority (a) responsible for the regulatory supervision and administration of the Business or (b) that would have on record the ownership of the Seller or the names of the officers and directors (either current or former) of the Seller, with respect to the Purchaser's ownership of the Business and with respect to the names of the then current officers and directors of the Purchaser.

               SECTION 5.09. Transition Expnses. (a) The Seller agrees to be responsible for all Transition Expenses (as hereinafter defined) incurred prior to the date that is 18 months after the Closing Date in connection with the transactions contemplated by this

Agreement provided, that the aggregate amount of such expenses for which the Seller shall be responsible shall not exceed Three Million Dollars ($3,000,000).

                 (b) Payments of Transition Expenses shall be due and payable by the Seller as follows:

                          (i)     the sum of $1,000,000 on the date six months
after the Closing Date;

                          (ii)    the sum of $1,000,000 on the date 12 months
after the Closing Date; and

                          (iii) the sum of $1,000,000 on the date 18 months after the Closing Date; provided, that to the extent the aggregate Transition Expenses do not equal at least $3,000,000, any required adjustment to the payments described above shall be made at the time of furnishing the final Summary Transition Expense Report (as hereinafter defined).

(c) The Purchaser shall furnish to the Seller within 45 days after the end of each full calendar quarter occurring after the Closing Date and through the earlier to occur of the date 18 months after the Closing Date or the date on which the Summary Transition Expense Report reflects aggregate Transition Expenses of at least $3,000,000, a summary report of Transition Expenses from the Closing Date through the end of such calendar quarter (the "Summary Transition Expense Report") accompanied by a certificate of an officer of the Purchaser, certifying as to the nature, type and amount, by category, of such Transition Expenses. The Purchaser shall provide the Seller with reasonable access to the books and records of the Purchaser and its Affiliates, including, without limitation, the Company or any Subsidiary, to the extent required in order for the Seller to verify the Transition Expenses as provided to the Seller. The Seller shall have the right to dispute any such amounts only to the extent that they do not reflect actual Transition Expenses incurred by the Purchaser or any of its Affiliates, including but not limited to the Company or any of its Subsidiaries.

                 (d) As used in this Agreement, "Transition Expenses" means the following expenses (without regard for any de minimis, threshold, deductible or other offset or credit mechanisms employed elsewhere in this Agreement):

                          (i)     All separation costs associated with
                 voluntary or involuntary termination of any employee of the Purchaser or its Affiliates, including but not limited to the Company or any of its Subsidiaries, on or after the Closing Date and arising as a direct result of the transactions contemplated by this Agreement, including but not limited to
                 (A) termination payments, "parachute" payments or other severance or similar compensatory payments, whether or not made under any employment, separation, severance, non-competition or other agreement, arrangement with or commitment to such employee; (B) vacation, sick leave, leave of absence or layoff expenses or payments made, whether or not under any unfunded employee benefit or welfare plan; (C) costs arising out of or associated with accelerated vesting of any benefits or options for the account or in favor of any Transferred Employee (as defined in Section 6.01), including but not limited to stock options assumed pursuant to Section 6.02 of this Agreement (but only up to $750,000 in the aggregate of such costs); and
                 (D) all other direct expenses incurred by the Purchaser as a result of termination of any such employee, including but not limited to attorneys' fees and expenses incurred in defending in good faith any employee claims relating to the foregoing clauses (A) through (C); provided, that the Seller's responsibility under clauses (A) and (B) above shall not exceed the costs that would have been incurred under the plans and policies of the Company and the Subsidiaries in effect as of the date of this Agreement; provided further, that if any of such costs relate to termination of any employee of any Person other than the Company or its Subsidiaries, the Seller shall be responsible only (1) for that portion of such costs which would have been incurred if such terminated employee had been an employee of the Company or any of its Subsidiaries, and (2) where there was substantial overlap in function or geographic area served with respect to services provided by an employee of the Company or any Subsidiary who was not so terminated; and provided further, that if any such costs relate to termination of a group of employees of any Person other than the Company or any Subsidiary as a result of the termination or shutdown, in whole or in part, of a Purchaser Facility (as defined below) which substanially overlaps in function or geographic area served with a Company Facility (as defined below), the Seller shall be responsible only for the aggregate amount of such costs which would have been incurred if such Company Facility had been terminated or shut down, in whole or in part, and the employees of the Company or such Subsidiary associated with such Company Facility had been terminated; and

                          (ii) (A) All direct costs associated with or arising out of termination or shutdown of one or more facilities owned, leased or subleased by the Purchaser or its Affiliates other than the Company or its Subsidiaries (the "Purchaser Facilities"), or of one or more facilities owned, leased or subleased by the Company or any of its Subsidiaries (the "Company Facilities"), including but not limited to, cancellation or termination fees, accelerated rent payments, liquidated damages or other contract payments or costs arising out of termination or cancellation of any leases or subleases on any such facilities; provided that if the facility which is terminated or shut down is a Purchaser Facility substantially overlaps in function or geographic area served a Company Facility, and if the facility which is terminated or shut down is a Company Facility it substantially overlaps in function or geographic area served a Purchaser Facility; and (B) all direct costs associated with transfer, consolidation, relocation or other similar transition-related activity pertaining to inventory, equipment, personnel, records and any other related assets as a result of any Purchaser Facility substantially overlapping in function or geographic area served any Company Facility, provided that if any of such costs relate to termination or shutdown of any Purchaser Facilities, the Seller shall be responsible only for that portion of such costs that would have been incurred if the facility which was terminated or shut down had been a Company Facility.

                 SECTION 5.10. Further Action. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, the Seller shall use its reasonable efforts to obtain any required consents from its lenders under the Credit Agreement as promptly as practicable following the date of th is Agreement and will keep the Purchaser fully apprised of the Seller's efforts in connection therewith.

                 SECTION 5.11 Interim Period Financial Statements. The Seller shall furnish or cause to be furnished to the Purchaser within 20 days after the end of each month between the date hereof and the Closing Date, monthly income statements and balance sheets relating to the Company and the Subsidiaries, in the form customarily prepared on a regular basis for the Seller's own use.

                 SECTION 5.12     Noncompetition. (a) Until the earlier of
(i) the date that is three years after the Closing Date, and (ii) the date of the complete discontinuance by the Purchaser, its Subsidiaries and their respective successors and assigns of the Competitive Business in the Territory (as such terms are defined hereinafter), the Seller shall not establish or acquire, directly or indirectly, without the prior written consent of the Purchaser, a company or business division engaged in the business of providing pharmaceuticals to long-term care facilities (the "Competitive Business") in the Territory; provided, however, that nothing contained herein shall prevent the Seller from acquiring one or more business divisions whose principal operations do not fall within the prohibitions of this covenant, notwithstanding the fact that such company or business division may conduct operations in the Territory which would otherwise fall within the prohibitions of this covenant; and, provided further, that nothing contained herein shall restrict or otherwise hinder the Seller's ability to conduct any business from its retail stores including, without limitation, business that would constitute a Competing Business if it were conducted by the Seller otherwise than through its retail stores or to own and operate any business other than a Competitive Business. If, on or before the date that is two years after the Closing Date, the Seller shall acquire a Competitive Business in the Territory pursuant to the first proviso of the immediately preceding sentence, the Seller agrees to use its reasonable efforts to divest itself of such Competitive Business within one year after the date of such acquisition; provided, however, that, notwithstanding the foregoing, the Seller shall not be required to divest such Competitive Business on terms that are materially less favorable to it than the terms on which such Competitive Business was acquired.

                 (b) As used in Section, the term "Territory" means the following jurisdictions: (i) the State of Massachusetts; (ii) the State of Connecticut; (iii) that portion of the State of Texas which is located north of an imaginary line extending from the eastern border of the state to the western border of the state and passing through a point 10 miles south of the southern boundary of the city of Houston, a point 10 miles south of the southern boundary of the city of San Antonio and a point 10 miles south of the southern boundary of the city of El Paso; (iv) the counties of Dade, Duval, Monroe, Collier, Broward, Hendry, Palm Beach and Lee in the State of Florida; and
(v) the counties of DeKalb, Fulton, Cobb, Gwinnett, Clayton, Douglas, Forsyth and Fayette in the State of Georgia.

                 (c) As a separate and independent covenant, the Seller agrees with the Purchaser that, until the earlier of (i) the date that is three years after the Closing Date, and, (ii) the date of the complete discontinuance by the Purchaser, its Subsidiaries and their respective successors and assigns of the Competitive Business in the Territory, the Seller shall not, directly or indirectly, call upon, solicit, or attempt to do business constituting Competitive Business with any customers of the Business, the Company or any Subsidiary with whom the Business, the Company or any Subsidiary had any dealings during the period of time in which the Company was a subsidiary of the Seller, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, the Company or any Subsidiary.

                 (d) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.12 shall not be deemed to limit the activities of any Person whose business operations in the Territory would otherwise fall within the prohibitions of this covenant in the event such Person acquires all or substantially all of the outstanding capital stock or assets of the Seller, or in connection therewith merges with or into the Seller.

                 SECTION 5.13. Use of Name. Anything herein to the contrary notwithstanding, no interest in or right to use the name "Eckerd" or any derivation thereof or any logo, trademark or trade name containing the name "Eckerd" or any derivation thereof (collectively, the "Retained Names and Marks") is being transferred to the Purchaser pursuant to the transactions contemplated hereby. The Purchaser will, as promptly as practicable following the Closing Date, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials, and the Purchaser shall not put into use after the Closing Date any such materials that bear any Retained Name or Mark or any name, mark or logo similar thereto and shall assign, or cause the Company or any Subsidiary to assign, to the Seller all such Retained Names and Marks. Notwithstanding the foregoing, the Purchaser shall be entitled for a period of 30 days following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads, packing materials or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, ha each case where the removal of any Retained Name or Mark or any such similar name, mark or logo would be impractical; provided, however, that the Purchaser shall place a stamp, mark or other notation on any such item that identifies the Business as a business of the Purchaser (and not the Seller). The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use of the Purchaser or any Subsidiary of any Retained Name or Mark after the Closing Date, and the Purchaser agrees to defend, indemnify and hold harmless the Seller from any and all claims that may arise out of the use thereof by the Purchaser or any business thereof whether or not in accordance with this Agreement.

                 SECTION 5.14. Florida Inventory Recoveries. The Seller shall be entitled to pursue and control the recovery of any amounts to which the Company or any Subsidiary may be entitled in connection with the theft by a Subsidiary employee of inventory in Florida, and the purchaser shall (and shall cause the Company and the Subsidiaries to), at the Seller's expense, cooperate with, execute and deliver such documents and other papers and take such further action as may be reasonably requested by, the Seller in order to facilitate such recovery. The Seller shall be entitled to collect, receive and retain all such amounts recovered and, to the extent that the Purchaser, the Company or any Subsidiary shall collect or receive any of such amounts, the Purchaser shall promptly turn over, or cause to be turned over, all such amounts to the Seller.

                 SECTION 5.15. IRB Matters. The Seller will use its reasonable efforts to obtain releases of the purported guaranties of the Company issued in connection with the Industrial Revenue Bonds; provided, however, that unless and until such releases are obtained, the Seller shall maintain in full force and effect letters of credit issued for the account of the Seller in support of the Industrial Development Bonds comparable to such letters of credit outstanding on the date hereof.


                                   ARTICLE VI

                                EMPLOYEE MATTERS

                 SECTION 6.01. Employees. (a) The Purchaser will treat employees of the Company and the Subsidiaries as of the Closing Date ("Transferred Employee") no less favorably with respect to employee benefits than its own similarly situated employees (excluding the Transferred Employees), as reasonably determined by the Purchaser, in good faith, and will cause the Company and the Subsidiaries to adopt on or promptly after the

Closing Date employee benefit plans no less favorable than the employee benefit plans generally available to such similarly situated employees.

                 (b) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan (including, without limitation, the Stock Option Plan (as hereinafter defined)), program or arrangement established or maintained by the Purchaser or the Company for the benefit of Transferred Employees, the Purchaser shall cause such Transferred Employees to be credited for service on or prior to the Closing with the Seller, the Company or any Affiliate thereof.

                 SECTION 6.02. Stock Options. Effective as of the Closing
Date, the Company's obligations under the Company's First Employees Stock Option Plan (the "Stock Option Plan") with respect to each outstanding option granted thereunder to purchase shares of Common Stock ("Stock Options"), as amended pursuant to the following sentence, shall be assumed by its indirect parent Beverly Enterprises, Inc. ("BEI") The Stock Options so assumed by BEI shall continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plan as in effect immediately prior to the Closing Date, except that (a) each such Stock Option shall be exercisable for that number of whole shares of BEI's common stock ("BEI Common Stock") equal to the product of the number of shares of Common Stock covered by the Stock Option immediately prior to the Closing Date multiplied by the Option Exchange Ratio (as hereinafter defined), rounded to the nearest whole number of shares of BEI Common Stock, (b) the per share exercise price for the shares of BEI's Common Stock issuable upon the exercise of such assumed Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Stock Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent, and (c) each Stock Option shall become immediately exercisable, if not already exercisable, and shall remain exercisable for a period of 90 days upon the involuntary termination of the employment of the holder of such Stock Option with the Company (other than as a consequence of cause (as hereinafter defined)) occurring within the one-year period following the Closing Date or, solely in the case of Mr. Dennis Pyburn, occurring at any time following the Closing Date. The date of grant shall be the date on which the Stock Option was originally granted by the Company. BEI shall (i) reserve for issuance the number of shares of BEI Common Stock that will become issuable upon the exercise of such Stock Options pursuant to this
Section 6.02 and (ii) as soon as practicable following the Closing Date, issue to each holder of an outstanding Stock Option a document evidencing the assumption by BEI of the Company's obligations with respect thereto under this
Section 6.02. Nothing in this Section 6.02 shall affect the schedule of vesting with respect to the Stock Options to be assumed by BEI as provided in this
Section 6.02. It is the intention of the parties hereto that, subject to applicable law, the Stock Options assumed by BEI qualify following the Closing Date as "incentive stock options" (as defined in section 422 of the Code) to the extent that the Stock Options qualified as incentive stock options prior to the Closing Date, provided that neither the Purchaser nor BEI shall have any liability to the

Seller, the holder of any such Stock Options or any other Person if such Stock Options are subsequently determined not to be incentive stock options (as so defined), as a result of the implementation of this Section 6.02. As used herein, the "Option Exchange Ratio" means a fraction, the numerator of which is the quotient determined by dividing the Purchase Price by the number of Shares outstanding immediately prior to the Closing, and the denominator of which is the closing price per share of BEI Common Stock on the New York Stock Exchange on the date immediately preceding the Closing Date. As used in this Section, "cause" means (i) a felony conviction against the holder of any Stock Options,
(ii) the commission of an act of fraud or embezzlement by such holder against the Company or any of its subsidiaries, or (iii) with respect to any such holder who is a party to an employment agreement with the Company, any other event constituting "cause" as defined in such employment agreement and, with respect to any such holder who is not a party to any such employment agreement, any breach of any agreement not to disclose or solicit to which such holder is a party.


                                  ARTICLE VII

                                  TAX MATTERS

                 SECTION 7.01. Indemnity. (a) The Seller agrees to indemnify the Purchaser and the Company against all Taxes of the Company or of any member of any affiliated group with which the Company files a consolidated or combined income tax return, with respect to any period or portion thereof that ends on or before the Closing Date, in excess of the amount reserved for Taxes in the Closing Balance Sheet not previously taken into account under Section 706(b) but excluding such Taxes required to be borne by the Purchaser pursuant to
Section 7.08. The Purchaser shall be responsible for Taxes for which it is not indemnified pursuant to the first sentence hereof, and, in addition, for Taxes attributable to any transactions occurring on the Closing Date but after the Closing that are not in the ordinary course of business, other than Taxes based on income arising by reason of the Election (as hereinafter defined).

                 (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (excluding any such Taxes that are taken into account in allocating liabilities under Section 7.08), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, real or personal, tangible or intangible (other than conveyances pursuant to this Agreement, as provided under Section 7.08), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise, measured by the level of any item, deemed to be the amount of such Taxes for the emit period (or, in the case of such

Taxes determined on an annual basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire period.

                 SECTION 7.02. Returns and Payments. (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish to the appropriate Person or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") with respect to the Company for any taxable period ending on or before the Closing Date, and the Purchaser shall do the same for any taxable period ending after the Closing Date. Returns filed by the Seller and returns filed by the Purchaser for any taxable period that includes the Closing Date shall be prepared in a manner consistent with past practices employed by the Seller with respect to the Company (except to the extent there is no reasonable basis in law therefor) and, if the Election (as hereinafter defined) is made, consistent with the Allocation (as hereinafter defined). With respect to any Return required to be filed with respect to the Company after the Closing Date and as to which an amount of Tax is allocable to the Seller under
Section 7.01(b), the Purchaser shall provide to the Seller and its authorized representatives, at least 30 days prior to the due date (including any extension thereof) for the filing of such Return, a copy of such completed Return and a statement (together with supporting schedules and information) certifying the amount at Tax shown on such Return that is allocable to the Seller pursuant to Section 7.01(b), and the Seller and its authorized representatives shall have the right to review such Return and statement prior to the filing of such Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of such review of such Return and statement.

                 (b) The Seller shall pay, or cause to be paid, when due and payable all Taxes which accrue with respect to the Company and that are required to be reported on Returns which are required to be filed by the Seller pursuant to this subsection (b) to the extent such Taxes exceed the amount, if any, reserved for such Taxes on the Closing Balance Sheet. The Purchaser shall pay, or cause to be paid, when due and payable all Taxes which accrue with respect to the Company for any other taxable period (subject to its right of indemnification from the Seller for the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and (b)). Payment by the Seller of any amounts due under this Article VII shall be made (i) with respect to agreed amounts, at least three calendar days before the due date of the applicable estimated or final Return required to be filed by Purchaser on which is required to be reported or other amounts for a period ending after the Closing Date for which the Seller is responsible under Section 7.01(a), provided, however, that no such payment shall be due from the Seller prior to 10 Business Days following receipt of written notice from the Purchaser, or
(ii) within 10 Business Days following either an agreement between the Seller and the Purchaser that an indemnity amount is payable or a "determination," as defined in section 1313(a) of the Code.

                 SECTION 7.03. Refunds. Any refunds received by the Purchaser or the Company or any of their respective successors of Taxes in respect of the Company relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such benefit within five Business Days of the earlier of receipt or entitlement thereto. For purposes of the preceding sentence, the term "refund" shall include any overpayment relating to taxable periods or portions thereof ending on or before the Closing Date that are applied to or otherwise reduce the Tax liability of the Purchaser, the Company or any of their respective successors for any Tax period or portion thereof beginning on or after the Closing Date. the Purchaser shall, if the Seller so requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which the Seller is entitled under this Section 7.03. The Purchaser shall permit the Seller to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim and the Seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith.

                 SECTION 7.04. Contests. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding and shall also separately notify the Seller in writing of any demand or claim on the Purchaser or the Company which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the Seller under this
Article VII. Such notice shall contain factual information (to the extent known to the Purchaser or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

                 (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under this Article VII (any such audit, claim for refund or proceeding relating to an asserted Tax liability being referred to herein as a "Contest"). If the Seller elects to direct the Contest of an asserted Tax liability, it shall, within 30 calendar days of receipt of the notice of asserted Tax liability, notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Company or its successor to cooperate, at the Seller's expense, in each phase of such Contest. If the Seller elects not to direct the Contest, fails to notify the Purchaser of its election as herein provided, or contests its obligation to indemnify under Section 7.01, the Purchaser or the Company may pay, compromise or contest, at its own expense such asserted liability; provided, however, that in such case, neither the Purchaser nor the Company may settle or compromise any asserted liability over the objection of the Seller and provided, further, that if Seller does not elect to direct such Contest and does not agree to such settlement it shall bear the cost of any further Contest by paying to Purchaser each month, within ten (10) days after rendition by Purchaser of an invoice, all of

Purchaser's out of pocket costs and expenses of prosecuting such Contest. In any event, each of the Purchaser (or the Company) and the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause the Company or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as Seller may designate to represent the Purchaser or the Company or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under this Article VII.

                 SECTION 7.05. Tax Benefits. The Purchaser agrees to pay to the Seller the benefit received by the Company or the Purchaser from the use in any Tax period of a carryforward of a Tax Asset (as hereinafter defined) from a taxable period or portion thereof on or prior to the Closing Date. Such benefit shall be considered to equal the excess of (i) the amount of Taxes that would have been payable by the Company or the Purchaser in the absence of such carryforward over (ii) the amount of Taxes actually payable by the Company or the Purchaser. Payment of such amount shall be made within five Business Days of filing the applicable Returns for the period to which the Tax Asset is carried forward. If, subsequent to any such payment by the Purchaser to the Seller, there shall be a final determination resulting from an audit which results in a reduction of the Tax Asset so carried forward, the Seller shall promptly repay to the Purchaser any amount exceeding that which would have been payable to the Seller pursuant to the preceding sentence had the amount of the benefit been calculated taking into account such determination, together with an amount equal to any interest and penalties payable by the Purchaser as a result of such determination. "Tax Asset" means any net operating loss, net capital loss, investment tax credit, investment or other tax credit or charitable deduction or any other Tax attribute (including deductions or credits relating to alternative minimum taxes) which is allocable under applicable State or local (but not federal) Tax law to the Company.

                 SECTION 7.06. Certain Audit Adjustments. (a) If an audit adjustment, claim for refund or amended return ("Adjustment") after the date hereof shall both increase a State or local (but not federal) Tax liability which is allocated to the Seller under Section 7.01 (or reduce losses or credits otherwise available to the Seller) for a period ending on or before the Closing Date and decrease a Tax liability of the Purchaser or the Company for a period ending after the Closing Date, then, when and to the extent that the Purchaser (or the Company) derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), the Purchaser shall promptly pay to the Seller an amount equal to the amount of such refund, reduction or credit to the extent the Seller has not previously been compensated for such benefit under Section 7.01(b). Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to the Seller under Section 7.01 for a period ending on or before the Closing Date and increase the Tax liability of the Purchaser or the Company (or reduce losses or credits otherwise available to any such entity) for a period ending after the Closing Date, then, when and to the extent that the Seller derives a benefit from such decrease (through a refund or reduction of Taxes paid or credit against Taxes due), the Seller shall promptly pay to the Purchaser the amount of such refund, reduction or credit up to the Purchaser's correlative increase in Tax liability for the period ending after the Closing Date.

                 (b) If Taxes imposed on the Seller with respect to the Company for taxable periods or portions thereof ending on or before the Closing Date are increased as the result of an adjustment on an audit or other examination by a taxing authority, the Purchaser shall promptly pay the Seller an amount equal to such increase in Taxes, to the extent that such increase does not exceed the amount reserved for Taxes in the Closing Balance Sheet not previously taken into account under Section 7.01.

                 SECTION 7.07. Cooperation and Exchange of Information. The Seller and the Purchaser will provide each other, and the Purchaser will cause the Company to provide the Seller, with such cooperation and information as the Seller or the Purchaser reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall the Seller be required to disclose to the Purchaser any information relating to the operations of the Seller other than the Company. The Seller and the Purchaser shall make their respective employees, and the Purchaser shall cause the Company to make the Company's employees, available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller and the Purchaser will retain, and the Purchaser will cause the Company to retain, all Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) six years following the due date (without extension) for such Returns. After such time, the Purchaser shall provide to the Seller, at least 90 calendar days prior to the disposal of any of such books and records, written notice to such effect, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. Any information obtained under this Section 7.07 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

                 SECTION 7.08. Conveyance Taxes. The Purchaser agrees to assume liability for, and to hold the Seller harmless against, any sales, use, transfer, stamp, stock transfer, real property transfer, and value added taxes, any transfer, registration, recording or other fees, and any similar Taxes incurred as a result of the transactions contemplated hereby, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

                 SECTION 7.09. Miscellaneous. (a) The Seller and the Purchaser agree to treat all payments made by either such party to or for the benefit of the other such party (including any payments to the Company) under this Article VII, under other indemnity provisions of this Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes, and that such agreed treatment shall govern for Tax purposes hereof.

                 (b) Payments by the Seller pursuant to this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom or paying to the Seller (i) any indemnity, contribution or other similar payment recovered by Purchaser from any third party with respect thereto and (ii) any reserves provided for the item in question on the Closing Balance Sheet.

                 (c) For purposes of this Article VII, the terms the "Purchaser" and the "Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

                 (d) The Seller shall cause any tax-sharing agreements or arrangements with the Company to be terminated as of the Closing Date, with no amounts to be payable after the Closing in respect of such agreements or arrangements other than those payable in respect of current tax payable accounts or as provided in this Agreement.

                 SECTION 7.10. Section 338(h)(10) Election. (a) The Purchaser and the Seller shall (i) cooperate in the preparation of an election under section 338(h)(10) of the Code ("Election") with respect to the purchase of the Shares hereunder and (ii) jointly file such Election with the Purchaser on a timely basis and comply with the rules and regulations applicable to such Election. The Seller and the Purchaser shall, where possible, also make such election under applicable State or local corporate income or franchise tax law.

                 (b) The Purchaser shall determine the value of the tangible and intangible assets of the affected Companies and shall timely provide the Seller with an allocation of the Purchaser's "adjusted grossed-up basis" in the Shares (within the meaning of the Treasury Regulations under section 338 of the Code) to such assets (the "Allocation"); provided, however, that an officer of the Purchaser shall certify to the Seller in writing that the Allocation is reasonable. The Allocation shall be binding upon the Purchaser and the Seller for purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of the Company and the affected subsidiaries (the "Companies"). If the Allocation is later adjusted or contested upon audit, settlement or litigation, the Purchaser shall indemnify the Seller for any costs (including, without limitation, professional fees) and penalties (but not tax deficiencies or interest) attributable to such adjusted Allocation or contest; provided, however, that the Seller shall not incur any professional fees without the Purchaser's consent which shall not be unreasonably withheld and the Purchaser shall be primarily responsible for the contest.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

                 SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                 (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing (except where the failure to be so true and correct would not have a material adverse effect), with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with (except where the failure to so comply would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement), and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

                 (b) Consents, Approvals, etc. The Seller shall have received all consents, approvals and authorizations to the transactions contemplated by this Agreement, including, without limitation, each of the consents described in Section 3.06 of the Disclosure Schedule as required to permit the consummation of such transactions;

                 (c) Release of Guarantees, etc. (i) All guarantees executed by the Seller in connection with the Leases as disclosed in
         Section 3.14 of the Disclosure Schedule, shall have been released by the appropriate Persons, or, at the Purchaser's option, the Purchaser shall have indemnified the Seller against any liability thereunder arising with respect to the period beginning on the Closing Date, which indemnity shall be in form and substance satisfactory to Seller; and (ii) the Seller shall have been released by the appropriate Persons from its capacity as co-lessee under all Leases in which the Seller is so designated or acts in such capacity, or, at the Purchaser's option, the Purchaser shall have indemnified Seller against any liability arising in connection with such designation or capacity with respect to the period beginning on the Closing Date, which indemnity shall be in form and substance satisfactory to Seller;

                 (d) Secretary's Certificate. The Purchaser shall have delivered to the Seller a certificate of the Secretary of the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller;

                 (e) Legal Opinions. The Seller shall have received from the Purchaser's counsel legal opinions, addressed to the Seller and dated the Closing Date, in form and substance reasonably satisfactory to the Seller;

                 (f) Satisfaction of Obligations. The Seller shall have received evidence reasonably satisfactory to it that the obligations specified in Sections 8.03(d), (e), and (f) have been satisfied; and

                 (g) Approval by Banks. The Seller shall have received any consent required under the Credit Agreement and the other documents executed in connection therewith.

                 SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                 (a) Representations and Warranties; Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing (except where the failure to be so true and correct would not have a Material Adverse Effect), with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with (except where the failure to so comply would not have a Material Adverse Effect), and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof; provided, however, that if (x) any Action is commenced against the Company or any Subsidiary after the date of this Agreement and prior to the Closing Date the effect of which could be to cause the condition set forth in this Section 8.02(a) to fail to be fulfilled, and (y) the Purchaser fails to notify the Seller that the Purchaser intends to assert that such Action has caused the condition set forth in this Section 8.02(a) to fail to be fulfilled, on or prior to the later of (1) the date on which the condition set forth in
         Section 8.03(g) is satisfied, and (2) 45 days after the date on which the Purchaser is notified in writing by the Seller of the commencement of such Action, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action, then, such Action shall be entirely disregarded for purposes of determining whether the condition set forth in this Section 8.02(a) has been satisfied;

                 (b) Consents, Approvals, etc. The Seller shall have received all consents, approvals and authorizations to the transactions contemplated by this Agreement, including, without limitation, each of the consents described in
         Section 3.06 of the Disclosure Schedule and the consent of the lenders party to the Credit Agreement, as required to permit the consummation of such transactions, except to the extent that the failure to obtain any such consents, approvals and authorizations would not have a Material Adverse Effect;

                 (c) Release of Guarantees. All guarantees and the indemnity, contribution and subrogation agreement executed by the Company or any Subsidiary thereof in connection with the Credit Agreement shall have been released by the appropriate Persons;

                 (d) Secretary's Certificate. The Seller shall have delivered to the Purchaser a certificate of the Secretary of the Seller, dated as of the Closing Date, in form and substance satisfactory to the Purchaser; and

                 (e) Legal Opinions. The Purchaser shall have received from the Seller's counsel legal opinions, addressed to the Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

                 SECTION 8.03. Mutual Conditions to Obligations. The obligations of the Seller and of the Purchaser, respectively, to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

                 (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

                 (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated;

                 (c) Release of Liens. All Liens on or against the Shares or the Subsidiary Shares or any assets of the Company or the Subsidiaries created in connection with the Credit Agreement in favor of the lenders party thereto shall have been released by Chemical Bank, as collateral agent for such lenders, which releases are subject to the conditions set forth in Section 8.03(c) of the Disclosure Schedule;

                 (d) Convertible Debentures. (i) The Company shall have redeemed, prepaid or otherwise cancelled the Convertible Debentures, and the promissory notes delivered to the Company in connection with the issuance of such Convertible Debentures shall have been cancelled and (ii) the provisions of each employment agreement between the Company and such holders of the Convertible Debentures relating to the payment of the "Additional Compensation" referred to therein shall be deleted;

                 (e) Stock Option Agreements. The options to purchase shares of Common Stock granted to each of Joseph N. Klalo, Robert D. Stevens and Francis Downing pursuant to the Stock Option Agreements shall have been redeemed, repurchased or otherwise cancelled by the Company;

                 (f) Company Agreements. All obligations arising pursuant to the terms of the Company Agreements as a result of the sale of the Shares as contemplated by this Agreement shall have been paid or otherwise satisfied by the Company;

                 (g) DEA and Other Governmental Actions. The Actions listed in Items A, B, C and D of Section 3.09 of the Disclosure Schedule shall have been resolved to the reasonable satisfaction of the Seller and the Purchaser, subject to the provisions of Section 9.03(j); provided, however, that such Actions will be deemed to have been resolved to the reasonable satisfaction of the Seller and the Purchaser if such resolution involves only the making of cash payments, related ministerial acts and the agreement of the Company and/or the Subsidiaries to refrain from future violations; and

                 (h) New Governmental Actions. Any Action commenced by a Governmental Authority against the Company or any Subsidiary after the date of this Agreement alleging violations of Law by the Company and/or any Subsidiary comparable to the violations alleged in connection with the Actions listed in Items A, B, C or D of Section
         3.09 of the Disclosure Schedule shall have been resolved to the reasonable satisfaction of the Seller and the Purchaser, subject to the provisions of Section 9.03(j); provided, however, that such Actions will be deemed to have been resolved to the reasonable satisfaction of the Seller and the Purchaser if such resolution involves only the making of cash payments, related ministerial acts and the agreement of the Company and/or the Subsidiaries to refrain from future violations.

                                   ARTICLE IX

                                INDEMNIFICATION

                 SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Purchaser, for a period of 18 months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.11 shall remain in full force and effect for a period of five years after the Closing Date and (ii) the representations and warranties set forth in Section 3.18 and the agreements set forth in Sections 5.01(d), 5.02(b), 5.03(b), 5.04, 5.05, 5.07, 5.09, 5.10, 5.12, 5.13, 5.14 and
5.15 and Articles VI, VII, IX and XI shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, until the applicable period under the statute of limitations therefor has expired.

                 SECTION 9.02. Indemnification by the Purchaser. (a) The Purchaser agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (as used in this Section 9.02, each an "Indemnified Party") against, and to hold them harmless from, all liabilities of and damages tO the Seller arising out of the material breach of any representation, warranty, covenant or agreement of the Purchaser herein (other than in Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII, as the case may be). Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

                 (b) No claim may be made against the Purchaser for indemnification pursuant to this Section 9.02 with respect to any individual item of liability or damage, unless such item exceeds U.S.$25,000 and unless the aggregate of all such liabilities and damages of the Indemnified Parties with respect to this Section 9.02 shall exceed U.S.$1,O00,000, and the Purchaser shall not be required to pay or be liable for the first U.S.$1,000,000 in aggregate amount of any such liabilities and damages. No Indemnified Party shall be indemnified pursuant to this Section 9.02 with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of the Indemnified Parties for which the Indemnified Parties have received indemnification pursuant to this Section 9.02 shall have exceeded an amount equal to 100% of the Total Consideration. For the purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Indemnified Parties, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect thereto and (iii) without duplication of any adjustments to the Total Consideration paid pursuant to Section 2.02 with respect to the subject matter in dispute.

                 (c) Payments by the Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the Indemnified Parties, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect thereto and (iii) any adjustments to the Total Consideration paid to the Seller pursuant to Section 2.02 with respect to the matter in dispute. A Tax benefit will be considered to be recognized by the Indemnified Party for purposes of this Section 9.02 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Indemnified Party is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

                 (d) An Indemnified Party shall give the Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party of which an Indemnified Party has knowledge concerning any liability or damage as to which such Indemnified Party may request indemnification hereunder or any liability or damage as to which the U.S.$1,O00,000 amount referred to in
Section 9.02(b) may be applied as soon as practicable and in any event within 30 days after the time that the Indemnified Party learns of such claim, assertion, event or proceeding, provided, however, that the failure to so notify the Purchaser shall not affect the Indemnified Party's rights to indemnification hereunder except to the extent that the Purchaser is prejudiced by such failure or such notice is given after the date specified in the last sentence of Section 9.02(a). The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Purchaser elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party, provided that such expenses may be at the Purchaser's expense if (i) the Purchaser shall have agreed to the retention of separate counsel, or (ii) counsel for the Purchaser shall have advised the Purchaser and such Indemnified Party in writing that such representation by the same counsel would be inappropriate due to actual differing interests between them in the conduct in respect of such claim, assertion, event or proceeding. The Indemnified Party shall provide the Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing to such payment or unless the Purchaser, subject to the last sentence of this Section 9.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Indemnified Party for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, the Purchaser fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

                 (e) The Seller hereby acknowledges and agrees that, except as provided in Section 2.02(b), its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, the Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Purchaser or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement and arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

                 (f) Except as set forth in this Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Indemnified Party, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

                 (g) The Purchaser shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by the Seller or its Affiliates before the Closing Date, and in no event shall the Purchaser be liable for consequential damages. The Seller shall take all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.

                 (h) For purposes of this Section 9.02, in determining whether there has been a breach of any representation or warranty contained in
Article IV, such representations
and warranties shall not be qualified by the terms "Material Adverse Effect" or "Material Adverse Change" or by any phrase using such terms.

                 SECTION 9.03. Indemnification by the Seller. (a) The Seller agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (as used in this Section 9.03, each an "Indemnified Party") against, and to hold them harmless from, all liabilities of and damages to the Purchaser arising out of (i) the material breach of any representation, warranty, covenant or agreement of the Seller herein (other than in Section 3.18 and Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Section 3.18 and Article VII, as the case may be), (ii) any legal or administrative proceeding commenced against the Company or any Subsidiary prior to the Closing Date, (iii) any Action commenced by a Governmental Authority against the Purchaser, the Company or any Subsidiary on or after the Closing Date through the date 18 months after the Closing Date and to the extent arising out of facts and circumstances existing or occurring prior to the Closing Date relating to the ownership or operation of the Business, (iv) any Action commenced by any Person (other than a Governmental Authority) against the Purchaser, the Company or any Subsidiary on or after the Closing Date through the date 18 months after the Closing Date and to the extent arising out of facts and circumstances existing or occurring prior to the Closing Date relating to the ownership or operation of The Business, and
(v) any failure by The Company to satisfy all of the obligations referred to in clauses (i), (ii), (iii) and (iv) of Section 2.03(e). Anything in Section
9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Seller for (x) breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date or (y) any claim by the Purchaser against the Seller arising out of clause (iii) or (iv) of the immediately preceding sentence, unless written notice of such claim is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date that is 18 months after the Closing Date.

                 (b) No claim may be made against the Seller for indemnification pursuant to Section 9.03(a)(i) or 9.03(a)(iv) with respect to any individual item of liability or damage, unless such item exceeds U.S.$25,000 and unless the aggregate of all such liabilities and damages of the Indemnified Parties with respect to such Section 9.03(a)(i) and 9.03(a)(iv) shall exceed U.S.$1,000,000, and the Seller shall not be required to pay or be liable for the first U.S.$1,000,000 in aggregate amount of any such liabilities and damages. No Indemnified Party shall be indemnified pursuant to
Section 9.03(a) with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of the

Indemnified Parties for which the Indemnified Parties have received indemnification pursuant to this Section 9.03 shall have exceeded an amount equal to 100% of the Total Consideration. For the purposes of this Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Indemnified Parties, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect thereto, (iii) net of any reserves provided for the item in question in the Adjusted Closing Balance Sheet and
(iv) without duplication of any adjustments to the Total Consideration paid pursuant to Section 2.02 with respect to the subject matter in dispute.

                 (c) Payments by the Seller pursuant to Section 9.03(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the Indemnified Parties, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect thereto,
(iii) any reserves provided for the item in question in the Adjusted Closing Balance Sheet and (iv) any adjustments to the Total Consideration paid pursuant to Section 2.02 with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by an Indemnified Party for purposes of this Section 9.03 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that such Indemnified Party is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

                 (d) An Indemnified Party shall give the Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any liability or damage as to which such Indemnified Party may request indemnification hereunder or any liability or damage as to which the U.S.$1,000,000 amount referred to in
Section 9.03(b) may be applied as soon as practicable and in any event within 30 days after the time that the Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Seller shall not affect the Indemnified Party's rights to indemnification hereunder except to the extent that the Seller is prejudiced by such failure or such notice is given after the date specified in the last sentence of Section 9.03(a). The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Seller elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party, provided that such expenses may be at the Seller's expense if (i) the Seller shall have agreed to the retention of separate counsel, or (ii) counsel for the Seller shall have advised the Seller and the Indemnified Party in writing that such representation by the same counsel would be inappropriate due to actual differing interests between them in the conduct in respect of such claim, assertion, event or proceeding. The Indemnified Party shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this Section 9.03(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Indemnified Party for such liability. If the Seller shall fail to defend, or if after commencing or undertaking any such defense, the Seller fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.


                 (e) Anything in this Article IX to the contrary notwithstanding, the Seller shall have no obligation under this Article IX to indemnify any Indemnified Party with respect to any matter that (i) was the subject of a dispute with respect to the Adjusted Closing Balance Sheet pursuant to the terms of Section 2.02(b) but did not result in an adjustment to the Total Consideration pursuant to such Section 2.02(b), or (ii) could have been the subject matter of a dispute with respect to the Adjusted Closing Balance Sheet pursuant to the terms of Section 2.02(b) but was not asserted by the Purchaser regardless of whether any such dispute could have involved an amount greater or less than the Designated Amount. Any such matter shall be disregarded for all purposes of this Section 9.03.


                 (f) The Purchaser hereby acknowledges and agrees that, except as provided in Section 2.02(b), its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it (or, after the Closing, the Company) may have against the Seller or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement and arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

                 (g) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

                 (h) The Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by the Purchaser or its Affiliates, including, without limitation, the Company and the Subsidiaries, after the Closing Date, and in no event shall the Seller be liable for consequential damages. The Purchaser shall take, and shall cause the Company and the Subsidiaries to take, all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages, including, without limitation, pursuing or authorizing the Seller to pursue on the Purchaser's, the Company's or any Subsidiary's behalf, any claim the Purchaser, the Company or any Subsidiary may have against third parties which is related to the matter with respect to which the notice or claim for indemnification may be made or, at the Purchaser's option, assigning any such claim that may be assigned to the Seller. In connection with the pursuit of any such claim against a third party or the assignment of any such claim to the Seller, the Purchaser shall (and shall cause the Company and each Subsidiary to) cooperate with the Seller, and execute and deliver such documents and other papers and take such further actions as may be reasonably requested by the Seller to carry out the provisions of this paragraph.

                 (i) For purposes of this Section 9.03, in determining whether there has been a breach of any representation or warranty contained in
Article III, such representations and warranties shall not be qualified by the terms "Material Adverse Effect" or "Material Adverse Change" or by any phrase using such terms.

                 (j)      Notwithstanding anything to the contrary in this
Article IX, the Seller shall control (and the Purchaser shall reasonably cooperate at the Seller's expense in connection therewith) the disposition of the Actions identified in Section 9.03(a) (ii), (iii) and (iv); provided, however, that without the prior consent of the Purchaser, the Seller shall not enter into any agreements with any Governmental Authority to settle any such Action if the terms of such settlement require the Purchaser or any of its Affiliates (i) to agree to take any action relating to their respective businesses (other than the making of cash payments and related ministerial acts), or (ii) to agree to refrain from taking any such action (other than refraining from future violations so long as the Seller does not also agree to the imposition of any specified penalties on the Purchaser or any of its Affiliates in the event of the occurrence of any such future violations).

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by the mutual written consent of the Seller and the Purchaser;

                 (b) by either the Seller or the Purchaser, if the Closing shall not have occurred by the 105th calendar day after the date of this Agreement if the conditions set forth in Section 8.03(a),
         Section 8.03(b) or Section 8.03(g) shall not have been satisfied; or

                 (c) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to the date that is nine months after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

                 Time shall be of the essence in this Agreement.

                 SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no obligation or liability on the part of any party hereto except (a) as set forth in Sections 5.01(d), 5.05 and 11.01 and (b) nothing herein shall relieve either party from liability for any wilful breach of this Agreement.

                 SECTION 10.03. Extension Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

                 SECTION 11.01. Expenses. All costs and expenses including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                 SECTION 11.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or telecopied if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or telecopied, as the case may be (except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Seller:
                           Eckerd Corporation
                           8333 Bryan Dairy Road
                           Largo, Florida 34647
                           Attention:       Samuel G. Wright
                                            Senior Vice President-Finance
                                                             and
                                            Robert E. Lewis
                                            General Counsel
                           Telecopier:      (813) 399-6119

                           with a copy under separate cover to:

                           Shearman & Sterling
                           725 South Figueroa Street, 21st Floor
                           Los Angeles, California 90017
                           Attention:       Rebecca L. Prentice
                           Telecopier:      (213) 239-0381

                           with a copy to:

                           Shackelford, Farrior, Stallings & Evans
                           501 East Kennedy Boulevard, Suite 1400
                           Tampa, Florida 33602
                           Attention:       Warren Frazier
                           Telecopier:      (813) 273-5145

                  (b)      if to the Purchaser:

                           Pharmacy Corporation of America
                           1871 Lefthand Circle
                           Longmont, Colorado 80501
                           Attention:       Ron Kane
                           Telecopier:      (303) 651-1702

                           with copies to:

                           Beverly Enterprises. Inc.
                           5111 Rogers Avenue, Suite 40-A
                           Fort Smith, Arkansas 72919-1000
                           Attention:       Robert W. Pommerville,
                                            General Counsel, Senior
                                            Vice President and Secretary
                           Telecopier:      (501) 452-3760

                           and

                           Giroir & Gregory, Professional Association
                           111 Center Street, Suite 1900
                           Little Rock, Arkansas 72201
                           Attention:       H. Watt Gregory, Esq.
                           Telecopier:      (501) 374-2380

                           and

                           Weil, Gotshal & Manges
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:       Warren T. Buhle, Esq.
                           Telecopier:      (212) 310-8007

                 SECTION 11.03. Public Announcements. Unless otherwise required by any applicable law or stock exchange requirement, no party to this Agreement shall make any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to the other party hereto, and the parties hereto shall cooperate as to the timing and contents of any such announcement.

                 SECTION 11,04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                 SECTION 11.06. Entire Agreement. This Agreement and the other documents and agreements contemplated to be delivered in connection herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof and except as otherwise expressly provided herein.

                 SECTION 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the express written consent of the parties hereto.

                 SECTION 11.08. No Third Party Beneficiaries. Except as provided in Articles V, VI, VII and IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 SECTION 11.09. Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing signed by the parties hereto. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

                 SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

                 SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 ECKERD CORPORATION

                                 By /s/ SAMUEL G. WRIGHT
                                   Name:   Samuel G. Wright
                                   Title:  Senior Vice President - Finance

                                 PHARMACY CORPORATION OF AMERICA

                                 By /s/ ROBERT D. WOLTIL
                                   Name:   Robert D. Woltil
                                   Title:  Executive Vice President -
                                            Finance and Chief
                                            Financial Officer